UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RBC BEARINGS INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One Tribology Center

Oxford, Connecticut 06478

July 30, 2021

To our stockholders:

You are cordially invited to attend the RBC Bearings Incorporated annual meeting of stockholders at 9:00 a.m., local time, on Wednesday, September 8, 2021 at the offices of RBC Bearings Incorporated, Building B, 102 Willenbrock Road, One Tribology Center, Oxford, CT 06478. The attached Notice of Annual Meeting and Proxy Statement describe all known items to be acted upon by stockholders at the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, please vote your shares as soon as possible.

If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing an RBC Bearings Incorporated stockholding. Please note that the document used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Dr. Michael J. Hartnett

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2021 annual meeting of stockholders of RBC Bearings Incorporated will be held at Building B, 102 Willenbrock Road, One Tribology Center, Oxford, CT 06478, on Wednesday, September 8, 2021, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will consider and vote on the following matters:

(1)	election of three directors in Class II to serve a term of three years;

(2)	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2022;

(3)	approval of our 2021 Long-Term Incentive Plan;

(4)	approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

(5)	any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on July 12, 2021 are entitled to notice of and to vote at the annual meeting and at any postponements or adjournments thereof. The directions to the meeting can be found in Appendix A of the attached proxy statement.

YOUR VOTE IS IMPORTANT:

Whether or not you expect to be present at the meeting, please vote your shares. You can find voting instructions in the proxy statement or in the materials you received for the meeting. Any person voting by proxy has the power to revoke it, at any time prior to its exercise at the meeting, in accordance with the procedures described in the attached proxy statement.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (i.e., “street name” holders) will also need to bring a copy of a brokerage statement reflecting RBC stock ownership as of the record date. Cellular phones, cameras, recording devices and other electronic devices will not be permitted at the meeting. Due to the COVID-19 pandemic, you may be required to complete a COVID-19 screening form upon your arrival and/or wear a mask at the meeting. If you are required to wear a mask, one will be provided at the door.

By order of the Board of Directors,

Dr. Michael J. Hartnett
Chairman and Chief Executive Officer

July 30, 2021

ONE TRIBOLOGY CENTER

OXFORD, CONNECTICUT 06478

ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 8, 2021

PROXY STATEMENT

The Board of Directors of RBC Bearings Incorporated (the “Company”) is soliciting proxies from our stockholders to be used at the annual meeting of stockholders to be held on Wednesday, September 8, 2021, beginning at 9:00 a.m., local time, at Building B, 102 Willenbrock Road, One Tribology Center, Oxford, CT 06478, and at any postponements or adjournments thereof. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for fiscal 2021 are being mailed, or made available via the internet as described below, to stockholders on or about July 30, 2021.

Our fiscal years end on the Saturday closest to March 31 each year. Fiscal 2021 ended on April 3, 2021 and fiscal 2022 will end on April 2, 2022. As used in this proxy statement, the terms “we,” “us,” “our,” “RBC” and “the Company” mean RBC Bearings Incorporated and its subsidiaries, unless the context indicates another meaning.

The Company is furnishing proxy materials to stockholders via the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in this proxy statement and our annual report as well as how to submit your proxy over the internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders on or about July 30, 2021. We will mail a printed copy of this proxy statement and form of proxy to certain stockholders and we expect that mailing to also begin on or about July 30, 2021.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

We are soliciting proxies for our 2021 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on July 12, 2021 (the “Record Date”), which entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which you may vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors (the “Board”) and committees thereof, the compensation of directors and executive officers, and other information that the Securities and Exchange Commission (SEC) requires us to provide annually to our stockholders.

How may I obtain RBC Bearings’ 10-K and other financial information?

Stockholders may find the 2021 Form 10-K and our other filings with the SEC, as well as corporate governance and other information regarding the Company, including Environmental/Social/Governance information, on the investor relations page of our website at http://investor.rbcbearings.com. If you received our proxy statement in the mail, a copy of our 2021 Annual Report on Form 10-K was enclosed with the proxy statement. Stockholders may request a free copy of our 2021 Form 10-K from the Corporate Secretary, RBC Bearings Incorporated, One Tribology Center, Oxford, CT 06478.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote on each matter considered at the meeting for each outstanding share of RBC Bearings Incorporated common stock you owned as of the Record Date on each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cell phones, cameras, recording devices and other electronic devices will not be permitted at the meeting. Due to the COVID-19 pandemic, you may be required to complete a COVID-19 screening form upon your arrival and/or wear a mask at the meeting. If you are required to wear a mask, one will be provided at the door.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will also need to bring a copy of a brokerage statement reflecting your RBC stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting when you vote.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of July 12, 2021, there were 25,156,833 shares of common stock, representing the same number of votes, outstanding and eligible to vote. Thus, the presence of the holders of common stock representing at least 12,578,417 votes will be required to establish a quorum.

Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if we have a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy over the Internet (at www.ProxyVote.com), by telephone (call 1-800-579-1639) or, if you received paper copies of our proxy materials in the mail, by completing, dating and signing a proxy card and returning it in the enclosed postage-paid envelope.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the materials provided by your bank, broker or other record holder for specific instructions on methods of voting available to you.

Your shares will be voted as you indicate. If you submit a proxy but you do not indicate your voting preferences, then the individuals acting as proxy holders will vote your shares in accordance with the recommendations of the Board. The Board and management do not intend to present any matters at the annual meeting other than those outlined in the Notice of the Annual Meeting of Stockholders. Should any other matter requiring a vote of stockholders arise, the proxy holders will have discretionary authority to vote on such other matter in the manner the proxy holders consider appropriate.

If you properly submit a proxy, your shares will be voted in accordance with your instructions. If you submit a proxy but do not specify how you want to vote your shares, the proxy holders will vote them FOR the election of all nominees for director as set forth under Item 1, FOR the ratification of the appointment of the independent registered public accounting firm under Item 2, FOR the approval of the 2021 Long-Term Incentive Plan under Item 3, and FOR the non-binding, advisory approval of our named executive officer compensation under Item 4.

Can I change my vote after I vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or a duly executed proxy card bearing a later date, by voting again over the Internet or by telephone, or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Who counts the votes?

Votes will be counted by employees of Broadridge Financial Solutions, Inc. and certified by the Inspector of Election present at the meeting.

What are the Board’s recommendations?

The Board’s recommendations are set forth in this proxy statement together with the description of each item to be voted upon. In summary, the Board recommends a vote FOR each of the proposals. Unless you give other instructions when you vote, the persons acting as proxy holders will vote in accordance with the recommendations of the Board.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons acting as proxy holders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors (Item 1): Directors are elected by a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Independent Registered Public Accounting Firm (Item 2): The ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022 requires the affirmative vote of a majority of the shares represented at the meeting.

Approval of 2021 Long-Term Incentive Plan (Item 3): The approval of our 2021 Long-Term Incentive Plan requires the affirmative vote of a majority of the shares represented at the meeting.

Approval of the Say-on-Pay proposal (Item 4): The approval of the resolution regarding the stockholder advisory vote on named executive officer compensation (i.e., the say-on-pay proposal) requires the affirmative vote of a majority of the shares represented at the meeting.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

In the election of directors (Item 1), you may vote FOR each nominee or your vote may be WITHHELD with respect to that nominee. You may not cumulate your votes for the election of directors.

For the ratification of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2022 (Item 2), the approval of our 2021 Long-Term Incentive Plan (Item 3), and the stockholder advisory vote on named executive officer compensation (i.e., the say-on-pay proposal) (Item 4), you may vote FOR, AGAINST or ABSTAIN.

If you elect to ABSTAIN, the abstention has the same effect as a vote AGAINST. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

If you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, then your broker, bank or other nominee is considered the stockholder of record, and you are considered the beneficial owner of your shares. The Company has supplied copies of its proxy materials for the 2021 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares at the annual meeting. If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Item 2), even if the broker, bank or other nominee does not receive voting instructions from you.

If the broker, bank or other nominee does not receive voting instructions from you, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. If a quorum is present at the annual meeting, the persons receiving the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting will be elected to serve as directors. As a result, broker non-votes will not affect the outcome of the voting on the election of directors (Item 1), the approval of our 2021 Long-Term Incentive Plan (Item 3), and the stockholder advisory vote on named executive officer compensation (i.e., the say-on-pay proposal) (Item 4). Shares represented by broker non-votes will, however, be counted in determining whether there is a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which the broker non-votes relate. The ratification of the appointment of the Company’s independent registered public accounting firm (Item 2) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. Brokers are allowed to vote on behalf of beneficial owners without instruction on Item 2, but are not permitted to vote on any other proposals without voting instructions from you.

Shares represented by proxies that indicate that the stockholders ABSTAIN as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one Notice or set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice or proxy card. Please vote with respect to each Notice or set of proxy materials that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Current Report on Form 8-K that will be filed with the SEC within four business days after the meeting.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our principal executive offices no later than April 1, 2022. Such proposals also must comply with Rule 14a-8 of the regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

RBC Bearings Incorporated

One Tribology Center

Oxford, CT 06478

For a stockholder proposal that is not intended to be included in our proxy statement, the stockholder must give timely notice to the Corporate Secretary in accordance with our by-laws, which require that the notice be received by the Corporate Secretary not less than 60 nor more than 90 days prior to the next meeting, except that if less than 70 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made.

How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.

In addition, our by-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely written notice to the Corporate Secretary of such stockholder’s intent to make such nomination. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 days prior to the date of the anniversary of the previous year’s annual meeting. In the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice must include the items set forth in “Director Nominations to be Considered by the Board” below. Such notice must be accompanied by each proposed nominee’s written consent to being named as a nominee and to serve as a director if elected.

How may I obtain a copy of RBC Bearings’ by-law provisions regarding stockholder proposals and director nominations?

You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Item 1: Election of Directors

The Board currently is composed of eight directors serving staggered three-year terms and divided into three classes: Class I currently consists of Michael H. Ambrose, Daniel A. Bergeron and Edward D. Stewart; Class II consists of Richard R. Crowell, Dr. Steven H. Kaplan and Alan B. Levine; and Class III consists of Dr. Michael J. Hartnett and Dolores J. Ennico. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2021 and 2023, respectively. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including vacancies created by an increase in the number of directors) will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, or until the director’s resignation or removal.

Our Nominating and Corporate Governance Committee has nominated Richard R. Crowell, Dr. Steven H. Kaplan and Alan B. Levine for election as the three Class II directors at the annual meeting. Mr. Crowell, Dr. Kaplan and Mr. Levine are currently Class II directors and were first appointed to the Board in 2002, 2018 and 2005, respectively. The Nominating and Corporate Governance Committee reviewed the qualifications of the nominees for election to this class and unanimously recommended to the Board that these nominees be submitted for election. If elected at the meeting, each of Mr. Crowell, Dr. Kaplan and Mr. Levine would serve until the 2024 annual meeting and until a successor is duly elected and qualified, or until their resignation or removal.

If any of Mr. Crowell, Dr. Kaplan or Mr. Levine should for any reason become unavailable to serve as a director prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person, in which case the proxy holders will vote for the new candidate, or (iii) leave the place vacant to be filled at a later time.

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each director has provided us about their positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies for which they serve or served as a director during the past five years. We have also provided below information regarding additional experience, qualifications, attributes and skills that lead the Board to the conclusion that each person should serve as a director. We believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and ability to exercise sound judgment, as well as a commitment of service to the Company and the Board.

Richard R. Crowell has been a director since 2002 and Chairman of the Compensation Committee since 2005. Mr. Crowell is a Managing Partner of Vance Street Capital LLC, a private equity investment firm he founded in 2007. Previously he was the President of Aurora Capital Group, a private equity investment firm he co-founded in 1991. Prior to establishing Aurora, Mr. Crowell was a Partner and President of Acadia Partners, a New York-based investment fund. From 1983 to 1987, he was a Managing Director, Corporate Finance for Drexel Burnham Lambert. He serves on the Executive Committee of the Board of Visitors of the University of California at Los Angeles Anderson School of Management. Mr. Crowell is a director of Micronics, Inc., IAC Industries, EAS Industries and Jet Parts Aviation, all of which are private companies in the businesses of filtration products, aerospace parts, precision manufacturing, engineered solutions, and related services. Mr. Crowell earned a Bachelor of Arts degree from the University of California at Santa Cruz and a Master of Business Administration degree from UCLA’s Anderson School. Mr. Crowell brings broad business, financial and executive leadership experience to the Board developed through his leadership roles at Vance Street Capital LLC, Aurora Capital Group LLC, Acadia Partners and Drexel Burnham Lambert. He has extensive experience with a number of precision manufacturing and aerospace companies. In addition, Mr. Crowell’s experience in private investment enables him to bring a valuable investor’s view to the Board and his relationships across the financial community strengthen the Company’s access to capital markets. His board memberships provide deep understanding of trends in the precision manufacturing and aerospace sectors, both of which present ongoing challenges and opportunities for the Company.

Dr. Steven H. Kaplan has been a director since 2018. He has been the president of the University of New Haven since 2004 and has led the University through a period of remarkable growth and development. In 2015, in recognition of his contributions to transforming the University, Dr. Kaplan was presented the Chief Executive Leadership Award by the Council for Advancement and Support of Education (CASE) District I. He also was named “Businessman of the Year” by Business New Haven magazine in 2008. Dr. Kaplan was awarded the 2011 William M. Burke Presidential Award for Experiential Education by the National Society for Experiential Education. Previously, Dr. Kaplan was chancellor and professor of English at the University of Virginia’s College at Wise. Dr. Kaplan began his teaching career in 1982 as an Instructor of English at the University of Maryland, European Division. From 1985 to 1989, he served as Visiting Lecturer in American Studies at Eberhard-Karls Universität, Tübingen, Germany, one of the oldest and most highly regarded universities in Europe. After completing his doctoral studies at Eberhard-Karls Universität, he returned to the U.S. to teach English at the University of Southern Colorado. Dr. Kaplan also served as Dean of Arts and Humanities at the State University of New York at Buffalo and as Dean of the College of Liberal Arts and Sciences at Butler University. In addition to earning his Ph.D. in Comparative Literature at Eberhard-Karls Universität, Dr. Kaplan holds a Master of Arts degree (with a concentration in philosophy, German and English) from Eberhard-Karls Universität and a Bachelor of Arts degree from the University of California at Los Angeles. This knowledge and chief executive experience allows Dr. Kaplan to provide the Company with a wealth of valuable international executive experience and a perspective that provides the Board a critical resource for management. His association with U.S. companies and global academia provides the Company with a valuable state of the art executive management resource.

Alan B. Levine has been a director and chairman of our Audit Committee since 2005. From 2007 to 2011, Mr. Levine served as Vice President and Chief Financial Officer of the Graduate Management Admission Council. Prior to that he served as Chief Financial Officer and Director of Virtual Access Networks, Inc. from 2001 to 2002 and Chief Financial Officer and Treasurer of Marathon Technologies Corporation from 1998 to 2001. Prior to this, Mr. Levine was with Ernst & Young LLP from 1974 to 1998, and was Partner from 1986 to 1998, where he established and directed an Entrepreneurial Services practice. Previously, Mr. Levine served as a director, chairman of the audit committee, and a member of the compensation and special committees of Dynasil Corporation of America, a director and chairman of the audit committees of MCK Communications and Nextera Enterprises, Inc., and a director, chairman of the audit committee, and a member of the compensation committee of Magnatek, Inc. Mr. Levine earned a Bachelor of Arts degree from the University of Vermont. He also holds a Master of Accounting degree from the University of Arizona and was a certified public accountant. As chairman of our Audit Committee Mr. Levine has demonstrated that he is valuable to the Audit Committee’s function. He is one of the Company’s designated “audit committee financial expert” as defined by SEC regulations. Mr. Levine brings to the Board extensive demonstrated expert knowledge and experience in accounting and finance from his Master of Accounting degree and as a former partner with Ernst & Young LLP and a former chief financial officer. This knowledge and experience gives Mr. Levine a perspective that he is able to use to help the Audit Committee and Board understand the highly technical issues management confronts on a daily basis and to serve as a critical resource for management.

Directors are elected by a majority of the votes cast at the meeting. Accordingly, Mr. Crowell, Dr. Kaplan and Mr. Levine will be elected if they receive the affirmative vote of a majority of the votes cast.

The Board recommends a vote FOR the election to the Board of Directors of the nominees listed above.

Item 2: The Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2022

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2022, and has further directed that the Board submit the selection of Ernst & Young LLP for ratification by the stockholders at the annual meeting. During fiscal 2021, Ernst & Young LLP served as the Company’s independent registered public accounting firm. See “Principal Accountant Fees and Services” below.

This proposal is put before the stockholders because the Audit Committee and the Board believe that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent registered public accounting firm at any time during the year if the Audit Committee determines that such an appointment would be in the best interests of the Company and our stockholders.

Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy at the annual meeting and entitled to vote on the proposal.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022.

ITEM 3: The approval of our 2021 Long-Term Incentive Plan.

The Board and the Compensation Committee of the Board have determined that it is in the best interests of the Company and its stockholders to adopt a new equity incentive plan under which the Company’s directors, officers and other employees and other persons who provide services to the Company are eligible for grants of stock options, restricted stock, stock appreciation rights and performance awards. This 2021 Long-Term Incentive Plan, under which 1,500,000 shares of RBC common stock are issuable (the “New Plan”), has been approved by the Board subject to being submitted to the stockholders of the Company for their approval at the annual meeting. The New Plan will not become effective unless stockholder approval is obtained.

Size of Equity Compensation Program

In administering our equity compensation program, we consider both our “burn rate” and our “overhang”:

●	We define “burn rate” in a given year as (i) the total number of shares of common stock that underlie the equity compensation awards granted in that year divided by (ii) the undiluted weighted average shares outstanding during the year. Our three-year average burn rate during fiscal 2019, fiscal 2020 and fiscal 2021 was approximately 1.1%.

●	We define “overhang” on a given date as (i) the sum of the total number of shares of common stock that underlie outstanding equity awards plus the total number of shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan shares”) divided by (ii) the sum of total plan shares and shares outstanding as of such date. Our overhang as of April 3, 2021 was approximately 6.4%, and on a pro forma basis (assuming the 1,500,000 shares issuable under the New Plan) would have been approximately 11.3%.

We believe that our burn rate and our overhang (both on an actual basis and on a pro forma basis) are reasonable and in line with our peer group and reflect a judicious use of equity for compensation purposes.

The amount of awards to be made under the New Plan is not presently determinable.

In addition to the New Plan, the Company has other stock-based compensation plans in place: the RBC Bearings Incorporated 2013 Long-Term Incentive Plan; and the RBC Bearings Incorporated 2017 Long-Term Incentive Plan. See “Executive Compensation – Equity Incentive Plans” below.

Description of the New Plan

The principal terms of the New Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the New Plan, a copy of which is attached hereto as Exhibit 1.

Purpose. The New Plan provides for grants of stock options, stock appreciation rights, restricted stock and performance awards. The purpose of the New Plan is to provide our directors, officers and other employees and persons who engage in services for us with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Administration. The New Plan is administered by the Board’s Compensation Committee, which consists solely of two or more “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act). The Compensation Committee may make all decisions and determinations regarding the New Plan as it deems necessary or advisable for the administration of the New Plan. The Board also has the authority to administer the New Plan and to take all actions that the Compensation Committee is otherwise authorized to take under the New Plan. The terms and conditions of each award made under the New Plan, including vesting requirements, will be set forth consistent with the New Plan in a written agreement with the grantee.

Number of Shares. A total of 1,500,000 shares of our common stock are issuable under the New Plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. These shares will be used for future awards to eligible persons at the discretion of the Compensation Committee. The Board and the Compensation Committee believe that the 1,500,000 shares are sufficient to accomplish the objectives of the New Plan. The New Plan prohibits share recycling. If any award under the New Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the award or taxes payable with respect to the award or the vesting or exercise thereof, then such unpurchased, forfeited, tendered or withheld shares may not thereafter be available for further awards under the New Plan. A restricted stock and stock option award to an eligible executive under the New Plan for a year cannot exceed 100,000 shares.

Stock Options. The Compensation Committee or the Board may grant incentive stock options (ISOs) and non-qualified stock options. The Compensation Committee also has the authority to grant options that will become fully vested and exercisable automatically upon a change in control. The Compensation Committee may not, however, grant to any one person in any calendar year options to purchase common stock equal to more than 10% of the total number of shares authorized under the New Plan, and it may not grant incentive stock options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000 determined at the time of grant.

The Compensation Committee determines the exercise price and term of any option in its discretion, provided that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. In the case of any incentive stock option, the option must be exercised within 10 years of the date of grant. The exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of fair market value on the grant date and the option must be exercised within five years of the grant date.

Restricted Stock. The Compensation Committee may grant restricted stock subject to the conditions and restrictions, and for the duration that it determines in its discretion. The number of shares that may be used for restricted stock or restricted unit grants under the New Plan may not exceed 50% of the total authorized number of Shares pursuant to the New Plan.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (SARs) subject to the terms and conditions contained in the New Plan. Under the New Plan, the exercise price of an SAR must equal the fair market value of a share of our common stock on the date the SAR is granted. Upon exercise of an SAR, the grantee will receive shares of our common stock having a value equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR, multiplied by the number of shares as to which the SAR is exercised.

Performance Awards. The Compensation Committee may grant performance awards contingent upon achievement by the grantee or by us of set goals and objectives regarding specified performance criteria over a specified performance cycle. Awards may include specific dollar-value target awards and/or performance units the value of which is established at the time of grant, and/or performance shares the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other securities.

Eligibility. Our directors, officers and other employees, as well as persons who provide services to us, are eligible for grants under the New Plan.

Amendment, Termination and Expiration. The Board may amend or terminate the New Plan in its discretion. If not previously terminated by the Board, the New Plan will expire on September 8, 2031.

Federal Income Tax Consequences

The following is a discussion of certain U.S. federal income tax consequences relevant to the Company and to participants in the New Plan who are subject to federal income tax. It is not intended to be a complete description of all possible tax consequences with respect to awards granted under the New Plan and does not address state, local or foreign tax consequences. Accordingly, holders of awards granted under the New Plan should consult their own tax advisers for specific advice with respect to all federal, state or local tax effects before exercising any options or SARs, and before disposing of any shares of stock acquired pursuant to an award. Moreover, the Company does not represent that the foregoing tax consequences apply to any particular participant’s specific circumstances or will continue to apply in the future and makes no undertaking to maintain the tax status (such as an ISO) of any award.

Non-Qualified Stock Option. A participant who is granted a non-qualified stock option will not recognize income, and the Company will not receive a tax deduction, at the time the option is granted. Upon the exercise of the option, however, the excess, if any, of the market value of the common stock on the date of exercise over the option price will be treated as ordinary income to the participant, and the Company will generally be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant. The participant will be entitled to a cost basis for the option shares for income tax purposes equal to the amount paid for the option shares plus the amount of ordinary income taxable at the time of exercise. Upon a subsequent sale of option shares, the participant will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for such shares.

Incentive Stock Options. A participant who is granted an ISO satisfying the requirements of the Tax Code will not recognize income, and the Company will not receive a tax deduction, at the time the option is granted, and the participant generally will not recognize income upon exercise of the option provided such participant was an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. The excess of the fair market value over the option exercise price is, however, included in determining the participant’s alternative minimum tax as of the date of exercise. If the participant does not dispose of shares received upon exercise of the option for one year after exercise and two years after grant of the option (the “Holding Period”), upon the disposition of such shares the participant will recognize long-term capital gain or loss based on the difference between the option exercise price and the fair market value of the option shares on the date of disposition. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the option. If the participant disposes of the option shares without satisfying the Holding Period, the participant will generally recognize ordinary income equal to the lesser of (i) the fair market value of the option shares at the date of exercise of the option over the exercise price or (ii) the amount realized upon the disposition of such shares over the exercise price. Any further appreciation is taxed as short-term or long-term capital gain, depending on the participant’s Holding Period. If the disposition fails to satisfy the Holding Period, the Company would be entitled to an income tax deduction in the same year in an amount measured by the amount of ordinary income taxable to the participant.

Share Appreciation Rights. A participant will generally not be taxed at the time an SAR is granted, and the Company will not receive a tax deduction. Upon exercise of an SAR, a participant will recognize taxable income equal to the fair market value of the shares received on the exercise date, and the Company will be entitled to an income tax deduction in the amount of such income recognized by the participant. SARs that are paid in cash may be subject to taxation at vesting rather than at exercise because the tax treatment of certain SARs is unsettled under Section 409A of the Tax Code (see the discussion below).

Restricted Stock and Restricted Stock Units. A participant will not recognize any income, and the Company will not receive a tax deduction, at the time an award of restricted stock or restricted stock units is granted. In the year in which restrictions on the restricted stock lapse, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of vesting over the amount, if any, the participant paid for the stock. Similarly, upon the vesting of restricted stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the stock received. With respect to awards of both restricted stock and restricted stock units, the Company will be entitled to a tax deduction at the same time and in the same amount as the participant recognizes income.

Performance Awards. A participant who is awarded performance shares will not recognize income, and the Company will not receive a tax deduction, at the time that the award is made. When a participant receives payment for performance shares in common shares, the fair market value of the shares received will be ordinary income to the participant. If payment is made in cash, the amount of cash received will be ordinary income to the participant. In either case, the Company will be entitled to a tax deduction in the amount of such income recognized by the participant.

Dividend Equivalents. A participant who is awarded dividend equivalents generally will not recognize taxable income, and the Company will not receive a tax deduction, until shares or cash are distributed pursuant to the award. When the participant receives payment for dividend equivalents in common shares or cash, the fair market value of the shares or the amount of cash received will be ordinary income to the participant and the Company will be entitled to a deduction in the amount of such income recognized by the participant.

The Compensation Committee will require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant, vesting or exercise of an award.

Section 409A of the Tax Code. Certain awards under the New Plan may be subject to Tax Code Section 409A, which imposes requirements on a participant’s election to defer compensation and the participant’s selection of the timing and form of distribution of the deferred compensation with respect to certain awards under the New Plan. Also, Section 409A generally provides that the distributions must be made on or following the occurrence of certain events (i.e., the participant’s “separation from service” (as defined in Section 409A), a predetermined date, or the participant’s death). Section 409A imposes restrictions on a participant’s ability to change his or her distribution timing or form with respect to awards under the New Plan after the compensation has been deferred. For certain participants who are officers of the Company or its subsidiary corporations and who would otherwise receive a distribution upon separation from service, Section 409A requires that such participant’s distribution commence no earlier than six months after such officer’s separation from service.

Stock options granted pursuant to the New Plan will be structured such that they are not subject to Section 409A. SARs that are distributable in shares of common stock, and restricted stock awards granted under the New Plan generally will not be considered deferred compensation subject to Section 409A. Restricted share unit awards and other awards may be subject to Section 409A, depending on the terms of the award. The Company intends that awards made under the New Plan that are subject to Section 409A will comply with the requirements of Section 409A.

A nonqualified deferred compensation plan must satisfy the requirements of Section 409A in form and in operation. If the New Plan fails to satisfy the requirements of Section 409A, a participant in the New Plan may recognize ordinary income on the amounts deferred under the New Plan, to the extent vested, prior to when the compensation is actually or “constructively” received. Also, if the New Plan fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as certain interest on amounts treated as tax underpayments related to such deferred compensation. Awards granted under the New Plan are intended to comply with Section 409A to the extent applicable.

The New Plan is not subject to any provision of ERISA, nor is it a qualified employee benefit plan under Section 401(a) of the Tax Code.

The Board recommends a vote FOR the approval of the 2021 Long-Term Incentive Plan with the number of shares issuable under the Plan equal to 1,500,000.

Item 4: Non-Binding Vote on Executive Compensation

The Exchange Act requires the Company to hold a separate non-binding advisory stockholder vote (commonly known as a say-on-pay proposal) to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Company is committed to the interests of our stockholders and the delivery of long-term value through an executive compensation program and governance actions that attract, motivate and retain a highly-qualified executive team. Our objective is to ensure that our compensation program

●	Drives outstanding Company performance,

●	Properly aligns CEO pay to Company performance,

●	Ensures that no problematic pay practices exist (such as excessive change-in-control or severance packages, benchmarking compensation above peer medians, re-pricing or backdating of options, excessive perquisites, or tax gross-ups), and

●	Reflects appropriate communication with and responsiveness to stockholders.

As part of this commitment, we maintain a periodic dialogue with our stockholders to address any concerns they may have. Our most recent formal stockholder outreach took place in July 2021 when we extended invitations to 17 of our largest stockholders (collectively representing more than 70% of our outstanding stock) to get their feedback on our executive compensation program. Seven of these stockholders accepted our invitation and engaged with a member of our Compensation Committee and members of our senior management. Since this outreach was conducted after the end of our fiscal year, the compensation that is the subject of this year’s say-on-pay vote does not take into consideration the feedback we received from these stockholder. However, the Compensation Committee will be giving consideration to this feedback in their determination of whether any prospective changes should be made to the design of our executive compensation program.

In past years the stockholder outreach program has led us to develop and implement the following compensation policies, practices and procedures:

●	Selecting compensation peers based on a range of relevant factors: The Company’s selected peer group is intended to ensure that the Company is not compared to other companies on an arbitrary basis and is not inappropriately limited based on Global Industry Classification Standard (GICS) industry classifications. The Company’s selected peer group takes into consideration a number of relevant factors, such as membership in the highly-engineered product/manufacturing industries, revenue ranges, market capitalization, and eight digit GICS codes for Company-selected peers.

●	The CEO’s employment agreement: The Company’s employment agreement with our CEO, Dr. Hartnett, does not include a (i) guaranteed minimum annual increase in base salary or (ii) discretionary performance bonus. Dr. Hartnett’s annual performance bonus is determined by a formula based on the Company’s performance in relation to an approved operating plan. Effective as of fiscal 2018, the employment agreement was amended to provide for a targeted 20% reduction in total compensation. Accordingly, his base salary was reduced by 20% and his target incentive bonus matrix and his target restricted stock and stock option matrices were revised to target a corresponding 20% reduction. Despite his employment agreement calling for this new base salary, Dr. Hartnett voluntarily took a further reduction in his base salary of approximately 20% for the last eleven months of fiscal 2021 so that the Company could reduce operating costs during the COVID-19 pandemic.

●	All CEO long-term incentive awards are performance-based: All grants of stock options, restricted stock, or restricted stock units to Dr. Hartnett are made pursuant to a pay-for-performance-based program with no discretionary awards.

●	Stock Ownership Guidelines: The Board maintains stock ownership guidelines for non-employee directors and for the Company’s executive officers.

●	Prohibiting share recycling and adopting share grant limits: The Company’s current stock incentive plans prohibit share recycling, limit the number of shares that may be used for restricted stock or restricted stock unit grants to 50% of the total authorized number of shares pursuant to the plan, and limit the expiration date of any stock option to no more than seven years from the date it is granted.

●	Clawback policy: The Board maintains a “clawback” policy applicable to all executive officers.

●	An ROIC metric for our equity compensation program: The equity compensation program for our CEO and COO includes a substantial portion of the potential restricted stock and stock option grants based on return on invested capital (ROIC) as the measurement metric.

See “Executive Compensation – Stockholder Engagement” below for more information about our stockholder engagement program.

As discussed in the “Compensation Discussion and Analysis” section below, the Company’s compensation program is designed to reward executives based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance, plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for the Company’s stockholders.

Dr. Hartnett is the Company’s founder and has served as our Chief Executive Officer since 1992. Dr. Hartnett is widely regarded as a technology visionary and one of the industry’s most successful business executives. Under Dr. Hartnett’s leadership the Company’s revenues have grown from $82 million in fiscal 1996 to $609 million in fiscal 2021. Dr. Hartnett is also one of our significant stockholders, owning approximately 1.3% of the outstanding shares of our common stock, directly aligning his interests with those of all our stockholders.

The Compensation Committee approved Dr. Hartnett’s compensation in the amounts disclosed in this proxy statement because he is not only our CEO with overall responsibility for our business strategy, operations and corporate vision, he is also our founder who has guided the Company for nearly 30 years, and the Compensation Committee believes he is extremely important to our success. The Compensation Committee believes that given Dr. Hartnett’s role in our operations, strategy and growth, it is appropriate for Dr. Hartnett to receive competitive compensation that performs both retentive and incentivizing functions. Dr. Hartnett voluntarily took an approximately 20% reduction in his base salary for the last eleven months of fiscal 2021 so that the Company could reduce operating costs during the COVID-19 pandemic.

The Compensation Committee approved the specific compensation amounts for fiscal 2021 disclosed in this proxy statement based on our executive compensation philosophy and the Compensation Committee’s subjective evaluation of Dr. Hartnett’s performance, the unique contributions he makes to the Company as its founder, and the various other factors described above.

The Company seeks to attract executive talent by offering competitive base salaries and annual and long-term performance incentive opportunities. The Company provides incentives that promote both the short-term and long-term financial and strategic objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term incentive grants (primarily stock options and restricted stock) encourage executives to focus on and align themselves with the Company’s long-term goals as well. These incentives are based on financial objectives of importance to the Company, including revenue and earnings growth and creation of stockholder value. The Company’s compensation program also accounts for individual performance, which enables the Company to differentiate among executives and emphasize the link between personal performance and compensation.

The Board believes that our compensation program for our named executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We explain this in more detail in the “Executive Compensation” section below.

We are asking our stockholders to indicate their support for our named executive officers’ compensation. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the 2021 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of stockholders pursuant to Item 402 of SEC Regulation S-K (including the Compensation Discussion and Analysis, the compensation tables and narrative discussion contained therein), is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Company, the Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The next say-on-pay advisory vote will be held at our 2022 annual meeting of stockholders.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers.

Item 5: Other Matters

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2021 annual meeting other than the four items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the manner the proxy holder considers appropriate.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Number of Meetings of the Board of Directors

The Board held four meetings during fiscal 2021. The standing committees of the Board held an aggregate of eight meetings during fiscal 2021. Each director attended all of the meetings of the Board and the Board committees on which he or she served during fiscal 2021.

Attendance at Annual Meetings of the Stockholders

All directors are encouraged to attend the annual meeting of stockholders. All of the directors attended the 2020 annual meeting of stockholders either in person or by teleconference.

Director Independence

Certain Nasdaq rules require that the Board be comprised of a majority of “independent” directors, and each of the Company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be comprised solely of “independent” directors as defined under Nasdaq rules.

Based upon the information submitted by each of the directors, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has made a determination that all of our current directors, with the exception of Dr. Hartnett and Mr. Bergeron, satisfy the “independence” requirements of Nasdaq, SEC regulations and the Company’s Corporate Governance Guidelines. The standards for determining independence are those set forth in the Nasdaq listing standards and the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines can be found on our website at http://investor.rbcbearings.com.

Executive Sessions

The Company’s Corporate Governance Guidelines require the non-employee directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the Chairman of the Audit Committee. The non-employee members of the Board and the Audit Committee, respectively, met in executive session during one of the Board meetings and four of the Audit Committee meetings held in fiscal 2021.

Communications Between Stockholders and the Board

Stockholders may send communications to the Company’s directors as a group or individually, by writing to those individuals or the group at the following address: RBC Bearings Incorporated, c/o the Corporate Secretary, One Tribology Center, Oxford, CT 06478. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising, and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review any communication that is not forwarded to the directors pursuant to this policy.

The Board has a policy for submitting concerns regarding the Company’s accounting or auditing matters. Reports may be sent to the Audit Committee through either of the following means: (i) calling the Company’s Ethics Hotline at 1-866-247-5449 (which is available 24 hours per day, 365 days per year) and leaving a recorded message, which is transcribed by a third-party service provider to insure the caller’s anonymity, or (ii) sending a written communication marked “Private & Confidential” to the Audit Committee, RBC Bearings Incorporated, c/o the General Counsel, One Tribology Center, Oxford, CT 06478. In each case, reports will be received by the Company’s General Counsel who will forward the message to the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with applicable law.

Committees of the Board of Directors

The Board currently has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are described below. Committee members hold office for a term of one year. The charters for each of the committees are available on the Company’s website at http://investor.rbcbearings.com/governance-highlights.

Audit Committee. The Audit Committee is responsible for (i) selecting our independent registered public accounting firm, (ii) approving the overall scope of the audit, (iii) assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function, and our compliance with legal and regulatory requirements, (iv) annually reviewing the independent registered public accounting firm’s report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the registered public accounting firm, (v) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (vi) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (vii) discussing policies with respect to risk assessment and risk management, (viii) meeting separately, periodically, with management and the independent registered public accounting firm, (ix) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response, (x) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (xi) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, and (xii) reporting regularly to the full Board. Our Audit Committee currently consists of Messrs. Ambrose, Levine and Stewart, each of whom satisfies the current financial literacy requirements and independence requirements for audit committee members of Nasdaq and the SEC. The Board has determined that each of Messrs. Levine and Stewart qualifies as an “audit committee financial expert,” as such term is defined in the regulations under the Exchange Act. The Audit Committee held four meetings in fiscal 2021.

Compensation Committee. The Compensation Committee is responsible for (i) reviewing key employee compensation goals, policies, plans and programs, (ii) reviewing and approving the compensation of our directors, chief executive officer and other executive officers, (iii) reviewing and approving employment contracts and other similar arrangements between the Company and our executive officers, (iv) reviewing and consulting with the Board on the selection of the chief executive officer and evaluation of such officer’s executive performance and other related matters, (v) administration of stock plans and other incentive compensation plans, (vi) approving overall compensation policies for the Company, and (vii) handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time. Our Compensation Committee currently consists of Messrs. Crowell and Levine and Ms. Ennico, each of whom satisfies the independence requirements of Nasdaq. The Compensation Committee held two meetings in fiscal 2021.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for (i) evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to committees, (ii) establishing a policy for considering stockholder nominees for election to the Board, (iii) evaluating and recommending candidates for election to the Board, (iv) overseeing the Board’s performance and self-evaluation process and developing continuing education programs for our directors, (v) reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes, and (vi) reviewing and monitoring compliance with the Company’s Code of Business Conduct and Ethics and our Insider Trading Policy. Our Nominating and Corporate Governance Committee consists of Dr. Kaplan and Mr. Stewart, each of whom satisfies the independence requirements of Nasdaq. The Nominating and Corporate Governance Committee held two meetings during fiscal 2021.

The Board seeks to have a diverse group of members who possess the background, skills and expertise to make a significant contribution to the Board, the Company and our stockholders. Desired qualities include (i) high-level leadership experience in business or administrative activities, and significant accomplishment, (ii) breadth of knowledge about issues affecting the Company, (iii) proven ability and willingness to contribute special competencies to Board activities, (iv) personal integrity, (v) loyalty to the Company and concern for its success and welfare, (vi) willingness to apply sound and independent business judgment, (vii) awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image, (viii) no present conflicts of interest, (ix) availability for meetings and consultation on Company matters, (x) enthusiasm about the prospect of serving, (xi) willingness to assume broad fiduciary responsibility, and (xii) willingness to become a Company stockholder.

In evaluating candidates, the Nominating and Corporate Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under “Director Nominations to be Considered by the Board” below.

Corporate Governance Guidelines

The Board maintains Corporate Governance Guidelines, which, among other things, set forth the Company’s expectations and policies with respect to the roles and responsibilities of the Board, director affiliations and conflicts, director compensation, standards of director conduct, and the qualifications and other criteria for director nominees. The Nominating and Corporate Governance Committee is responsible for periodically reviewing and reassessing the adequacy of these guidelines and recommending changes to the Board for approval. Our Corporate Governance Guidelines are available on the Company’s website at http://investor.rbcbearings.com/governance-highlights.

Code of Business Conduct and Ethics

The Company’s employees, officers and directors are required to abide by the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers areas of professional conduct such as conflicts of interest, fair dealing, the protection of confidential information, and compliance with laws, regulations and rules. Any waiver of the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by the Board and must be promptly disclosed as required by applicable law or the rules and regulations of Nasdaq. The Code of Ethics is available on the Company’s website at http://investor.rbcbearings.com/governance-highlights.

Board Risk and Compensation Risk Oversight

The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company and ensures that appropriate risk mitigation strategies are implemented by management. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions. For example, the Audit Committee oversees risks associated with the Company’s systems of disclosure controls and internal controls over financial reporting, compliance with legal and regulatory requirements, and risks associated with foreign exchange, insurance, credit and debt. The Nominating and Corporate Governance Committee oversees risks associated with sustainability. The Compensation Committee considers risks related to the attraction and retention of talent, and risks related to the design of the compensation program. The full Board is responsible for considering strategic risks and succession planning and receives reports from each Committee as to risk oversight within their areas of responsibility.

The Company’s senior management periodically reports on risk management policies and practices to the relevant Board committee or to the full Board so that any decisions can be made as to any required changes to the Company’s risk management and mitigation strategies or to the Board’s oversight of these.

Finally, as part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Compensation Committee reviews all of the Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Diversity

The Company’s policy on Board diversity relates to the selection of nominees for the Board. In selecting a nominee for the Board, the Nominating and Corporate Governance Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that the Company’s businesses and operations are diverse and global in nature. When assessing candidates for the Board, the Nominating and Corporate Governance Committee considers various kinds of diversity such as diversity of professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin, when considering whether to nominate an individual for Board membership. The Nominating and Corporate Governance Committee assesses the effectiveness of this objective when evaluating new director candidates and when assessing the composition of the Board. The Board believes it is important that its members represent diverse viewpoints and perspectives in their application of judgment to Company matters. The Board will consider diversity as a key factor when considering future candidates for director when Board vacancies exist.

Board Leadership Structure

The Board has no formal policy with respect to the separation of the offices of the Chairman and the Chief Executive Officer, which are currently combined. However, the Board understands that no single leadership model is right for all companies and at all times. The Board believes that it should have the flexibility to make decisions as to the Chairman position from time to time in the way that it believes will best provide effective leadership for the Company. Accordingly, the Board periodically reviews its leadership structure, including whether these offices should be separate. The Board has determined that the current structure consisting of combined roles of Chairman and Chief Executive Officer is an effective and appropriate leadership structure for the Company at this time. All the current members of the Board are independent, except for the CEO and COO, and all of our Board committees are composed entirely of independent directors.

To promote open discussion among the independent directors, the independent directors routinely meet in executive session without the participation of management. The Board does not have a lead independent director. The Chairman of the Audit Committee leads the sessions of the Board in which management directors and other members of management are not present.

Environmental, Social and Governance Values

We know that caring about our impact on the environment and society and how we govern RBC are essential to generating long-term value for the Company and our stakeholders, and we are constantly looking for ways to improve our performance in all three areas. More information regarding our environmental, social and governance values is available at http://investor.rbcbearings.com/ESG.

DIRECTOR COMPENSATION

Non-employee members of the Board usually receive $50,000 per year, payable quarterly, although in response to the COVID-19 pandemic, in May 2020 the Compensation Committee recommended and the Board approved a 25% reduction in the cash component of the non-employee directors’ fiscal 2021 compensation. The Chairs of the Compensation and Audit Committees receive an additional $5,000 per year for serving in that capacity. Each non-employee directors also receive an annual grant of stock options and restricted stock for their services at the discretion of the Compensation Committee and upon approval of the Board. During fiscal 2021, each non-employee director was granted 1,000 stock options, which vest over five years, and 1,500 shares of restricted stock, which vest over three years. Directors are entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The Compensation Committee reviews non-employee director compensation annually and recommends changes to the Board for approval. During fiscal 2021 the non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Total ($)
Michael H. Ambrose	37,500	206,160	49,250	292,910
Richard R. Crowell	42,500	206,160	49,250	297,910
Dolores J. Ennico (4)	16,667	190,995	46,530	254,192
Dr. Amir Faghri (5)	20,833	206,160	49,250	276,243
Dr. Steven H. Kaplan	37,500	206,160	49,250	292,910
Alan B. Levine	42,500	206,160	49,250	297,910
Edward D. Stewart	37,500	206,160	49,250	292,910

(1)	The amounts represent the fair market value on the date of grant of restricted shares and non-qualified stock options granted during the fiscal year. For additional information on the valuation assumptions regarding the restricted stock and stock option awards, refer to Note 16 to our financial statements for fiscal 2021 included in the Company’s Annual Report on Form 10-K enclosed with this proxy statement.

(2)	The amounts reflect a fair market value of $127.33 per share in the case of the grant to Ms. Ennico and a fair market value of $137.44 per share in the case of the grants to the other directors. The total number of restricted shares held by each director as of the end of fiscal 2021 was: Mr. Ambrose – 2,500; Mr. Crowell – 3,000; Ms. Ennico – 1,500; Dr. Faghri – 0; Dr. Kaplan – 3,000; Mr. Levine – 3,000; Mr. Stewart – 3,000.

(3)	The amounts reflect a fair market value of $46.53 per option in the case of the grant to Ms. Ennico and a fair market value of $49.25 per option in the case of the grants to the other directors. The total number of stock options held by each director as of the end of fiscal 2021 was: Mr. Ambrose – 2,000; Mr. Crowell – 6,600; Ms. Ennico – 1,000; Dr. Faghri – 0; Dr. Kaplan – 2,800; Mr. Levine – 7,800; Mr. Stewart – 7,400.

(4)	Ms. Ennico became a director in September 2020.

(5)	Dr. Faghri ceased to be a director in September 2020, at which time his stock and option awards identified above terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since April 2, 2020 we have not been a party to, nor have we currently proposed, any transaction or series of similar transactions in which the amount exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation agreements and other agreements that are described in the “Executive Compensation” section of this proxy statement. The Company’s directors and executive officers are subject to annual related-party certifications and the Code of Ethics, which requires that an employee or director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with the interests of the Company.

We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Director Compensation” above) and the reimbursement of expenses relating to their services as directors. We have not made any loans to any director or officer nor have we purchased any shares of the Company from any director or officer, other than the repurchase of shares from officers at fair market value to cover taxes relating to the vesting of shares of restricted stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of July 1, 2021, by each director, each of the executive officers identified in the Summary Compensation table in the “Executive Compensation” section of this proxy statement, and by all of our directors and executive officers as a group (12 persons). Information in the table is derived from SEC filings made by such persons under Section 16(a) of the Exchange Act and other information received by the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class (3)
Michael J. Hartnett	319,703	1.3%
Michael H. Ambrose	4,900	*
Daniel A. Bergeron	204,030	*
Richard R. Crowell	29,970	*
Dolores J. Ennico	3,000	*
Dr. Steven H. Kaplan	7,400	*
Alan B. Levine	24,427	*
Edward D. Stewart	28,783	*
Patrick S. Bannon	34,356	*
Richard J. Edwards	24,216	*
John J. Feeney	2,323	*
Robert M. Sullivan	10,373	*
All directors and executive officers as a group (12 persons)	693,481	2.7%

(1)	Each person in this table has sole voting and dispositive power with respect to his or her shares.

(2)	Includes the following unissued shares that are subject to stock options that are exercisable within 60 days of July 1, 2021: Dr. Hartnett – 36,000; Mr. Ambrose – 400; Mr. Bergeron – 103,149; Mr. Crowell – 1,400; Ms. Ennico – 0; Dr. Kaplan – 1,000; Mr. Levine – 4,400; Mr. Stewart – 5,200; Mr. Bannon – 15,000; Mr. Edwards – 14,000; Mr. Feeney – 498; Mr. Sullivan – 4,800; all directors and executive officers as a group – 185,847.

(3)	Based on 25,420,621 shares of common stock outstanding as of July 1, 2021 plus the unissued option shares of each person referred to in footnote (2).

*	Less than 1.0%.

The following table sets forth each stockholder that, as of July 1, 2021, was known by us to be the beneficial owner of more than 5% of our common stock. Information in the table is derived from SEC filings made by such persons pursuant to Section 13 of the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,171,067	(2)	8.5%
Kayne Anderson Rudnick Inv. Mgmt. LLC 1800 Avenue of the Stars, 2nd floor, Los Angeles, CA 90067	1,973,095	(3)	7.8%
BlackRock Inc. 55 East 52nd Street, New York, NY 10055	1,940,503	(4)	7.6%
Wasatch Advisors, Inc. 505 Wakara Way, Salt Lake City, UT 84108	1,646,590	(5)	6.5%
Neuberger Berman Group LLC 1290 Avenue of the Americas, New York, NY 10104	1,470,682	(6)	5.8%

(1)	Based on 25,420,621 shares of common stock outstanding as of July 1, 2021.

(2)	A Form 13G/A filed February 10, 2021 indicates that it has (i) sole voting power over zero shares, (ii) shared voting power over 57,095 shares, (iii) sole dispositive power over 2,094,693 shares, and (iv) shared dispositive power over 76,374 shares.

(3)	A Form 13G/A filed February 11, 2021 indicates that it has (i) sole voting and dispositive power over 1,473,825 shares, and (ii) shared voting and dispositive power over 499,270 shares.

(4)	A Form 13G/A filed February 1, 2021 indicates that it has (i) sole voting power over 1,912,304 shares, (ii) sole dispositive power over 1,940,503 shares, and (iii) shared voting and dispositive power over zero shares.

(5)	A Form 13G/A filed February 11, 2021 indicates that it has (i) sole voting and dispositive power over 1,646,590 shares, and (ii) shared voting and dispositive power over zero shares.

(6)	A Form 13G/A filed February 11, 2021 indicates that it has (i) sole voting and dispositive power over zero shares, (ii) shared voting power over 1,457,490 shares, and (iii) shared dispositive power over 1,470,682 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that the Company’s executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of the Company’s common stock with the SEC. Based on a review of ownership reports filed during fiscal 2021, the Company believes that all Section 16(a) filing requirements were met during the year on a timely basis except that (i) a Form 4 for Mr. Crowell’s sale of 5,000 shares on June 4, 2020 was inadvertently filed ten days after it was due, and (ii) a Form 4 for Dr. Hartnett’s sale of 9,882 shares on November 27, 2020 was inadvertently filed two days after it was due.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information concerning our directors and executive officers as of July 1, 2021. Each director is elected for a term specified in this proxy statement or until such person’s successor is duly elected and qualified.

Name	Age	Positions
Dr. Michael J. Hartnett	75	Chairman, President and Chief Executive Officer
Michael H. Ambrose	59	Director
Daniel A. Bergeron	61	Director, Vice President and Chief Operating Officer (1)
Richard R. Crowell	66	Director
Dolores J. Ennico	68	Director
Dr. Steven H. Kaplan	68	Director
Alan B. Levine	77	Director
Edward D. Stewart	78	Director
Patrick S. Bannon	56	Vice President and General Manager
Richard J. Edwards	65	Vice President and General Manager
John J. Feeney	52	Vice President, General Counsel and Secretary (2)
Robert M. Sullivan	37	Vice President and Chief Financial Officer (2)

(1)	Also Chief Financial Officer until October 2020.

(2)	Appointed in October 2020.

Dr. Michael J. Hartnett has been the Company’s President and Chief Executive Officer since 1992 and Chairman of the Board since 1993. Prior to that, Dr. Hartnett served as President and General Manager of our Industrial Tectonics Bearings Corporation, or ITB, subsidiary from 1990, following 18 years at The Torrington Company, one of the three largest bearings manufacturers in the U.S. While at The Torrington Company, Dr. Hartnett held the position of Vice President and General Manager of the Aerospace Business Unit and was, prior to that, Vice President of the Research and Development Division. Dr. Hartnett holds an undergraduate degree from the University of New Haven, a Master’s degree from Worcester Polytechnic Institute and a Doctoral degree in Applied Mechanics from the University of Connecticut. Dr. Hartnett has developed numerous patents, authored more than two dozen technical papers and is well known for his contributions to the field of tribology, the study of friction. Dr. Hartnett served as a director of ATC Technology Corporation, a publicly-owned third-party logistics and automotive aftermarket service provider, until 2010, and served as a director of Process Fab Inc., a private company in the business of precision manufacturing and related services, until 2014. Dr. Hartnett provides the Board with significant leadership and executive experience. His proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective.

Daniel A. Bergeron has been a director since 2013 and has been with the Company since 2003 when he joined us as Vice President, Finance and later that same year was appointed Chief Financial Officer. In 2017, he was additionally appointed Chief Operating Officer and in October 2020 he relinquished the position of Chief Financial Officer. From 2002 until 2003, he served as Vice President and Chief Financial Officer of Allied Healthcare International, Inc., a publicly-held provider of healthcare staffing services. Mr. Bergeron served as Vice President and Chief Financial Officer at Paragon Networks International, Inc., a telecommunications company, from 2000 to 2002. From 1998 to 2000, he served as Vice President and Chief Financial Officer of Tridex Corporation, a publicly-held software company. From 1987 to 1998, Mr. Bergeron held various financial reporting positions with Dorr-Oliver Inc., an international engineering and manufacturing company, including Vice President and Chief Financial Officer. Mr. Bergeron holds a Bachelor of Science degree in Finance from Northeastern University and a Master of Business Administration degree from the University of New Haven. Mr. Bergeron provides the Board with significant financial leadership and executive experience. His proven leadership capability and his strong knowledge of the complex financial and operational issues facing mid-sized companies provides the Board with a unique and necessary perspective.

Michael H. Ambrose has been a director since September 2019. He has served as Vice President of Engineering and Technology for Sikorsky Aircraft, a Lockheed Martin Company, since 2017. From 2013 to 2017 he was Vice President of Aircraft Design and Manufacturing Engineering for Sikorsky, and before that held executive positions in International Government Programs and Manufacturing Operations at Sikorsky. Mr. Ambrose joined Sikorsky in 1984, working in all areas of complex aerospace design and manufacturing operations. He is currently responsible for leading over 3,000 engineers in support of all aspects of design, research & development, manufacturing engineering, and engineering customer support. Mr. Ambrose is also the co-chair of the Sikorsky senior safety board and has responsibility for air worthiness at Sikorsky. He serves on the Board of Governors of the University of New Haven and the Board of Directors of the Vertical Flight Society. Mr. Ambrose holds a Bachelor of Science degree in Mechanical Engineering from the University of New Haven and a Master of Science degree in Engineering Management from the Massachusetts Institute of Technology. Mr. Ambrose’s many years of experience in aerospace engineering and manufacturing operations is of tremendous value to the Board.

Richard R. Crowell has been a director since 2002 and Chairman of the Compensation Committee since 2005. Mr. Crowell is a Managing Partner of Vance Street Capital LLC, a private equity investment firm he founded in 2007. Previously he was the President of Aurora Capital Group, a private equity investment firm he co-founded in 1991. Prior to establishing Aurora, Mr. Crowell was a Partner and President of Acadia Partners, a New York-based investment fund. From 1983 to 1987, he was a Managing Director, Corporate Finance for Drexel Burnham Lambert. He serves on the Executive Committee of the Board of Visitors of the University of California at Los Angeles Anderson School of Management. Mr. Crowell is a director of Micronics, Inc., IAC Industries, EAS Industries and Jet Parts Aviation, all of which are private companies in the businesses of filtration products, aerospace parts, precision manufacturing, engineered solutions, and related services. Mr. Crowell earned a Bachelor of Arts degree from the University of California at Santa Cruz and a Master of Business Administration degree from UCLA’s Anderson School. Mr. Crowell brings broad business, financial and executive leadership experience to the Board developed through his leadership roles at Vance Street Capital LLC, Aurora Capital Group LLC, Acadia Partners and Drexel Burnham Lambert. He has extensive experience with a number of precision manufacturing and aerospace companies. In addition, Mr. Crowell’s experience in private investment enables him to bring a valuable investor’s view to the Board and his relationships across the financial community strengthen the Company’s access to capital markets. His board memberships provide deep understanding of trends in the precision manufacturing and aerospace sectors, both of which present ongoing challenges and opportunities for the Company.

Dolores J. Ennico has been a director since September 2020. She was Chief Human Resources Officer of Olin Corporation from 2009 to 2018 and prior to that served Olin in a variety of capacities from 1974 including Vice President, Administration from 2004 to 2009, Director, Corporate Employee Relations from 2000 to 2004, and Director of Retail Marketing, Pool Chemicals from 1997 to 2000. Ms. Ennico is a member of the Board of Governors of the University of New Haven, and chairs its Academic and Student Affairs Committee, is a member of the Advisory Council of Sacred Heart Academy in Hamden, Connecticut, and is a member of the Board of the Girl Scouts of Connecticut. She earned a Bachelor of Science degree in Microbiology and a Master of Science degree in Biochemistry from Southern Connecticut State University, and a Master of Business Administration degree from the University of New Haven. Ms. Ennico’s vast experience in human capital management, including executive compensation, and her C-suite experience with a Fortune 500 company are valuable resources for the Board.

Dr. Steven H. Kaplan has been a director since 2018. He has been the president of the University of New Haven since 2004 and has led the University through a period of remarkable growth and development. In 2015, in recognition of his contributions to transforming the University, Dr. Kaplan was presented the Chief Executive Leadership Award by the Council for Advancement and Support of Education (CASE) District I. He also was named “Businessman of the Year” by Business New Haven magazine in 2008. Dr. Kaplan was awarded the 2011 William M. Burke Presidential Award for Experiential Education by the National Society for Experiential Education. Previously, Dr. Kaplan was chancellor and professor of English at the University of Virginia’s College at Wise. Dr. Kaplan began his teaching career in 1982 as an Instructor of English at the University of Maryland, European Division. From 1985 to 1989, he served as Visiting Lecturer in American Studies at Eberhard-Karls Universität, Tübingen, Germany, one of the oldest and most highly regarded universities in Europe. After completing his doctoral studies at Eberhard-Karls Universität, he returned to the U.S. to teach English at the University of Southern Colorado. Dr. Kaplan also served as Dean of Arts and Humanities at the State University of New York at Buffalo and as Dean of the College of Liberal Arts and Sciences at Butler University. In addition to earning his Ph.D. in Comparative Literature at Eberhard-Karls Universität, Dr. Kaplan holds a Master of Arts degree (with a concentration in philosophy, German and English) from Eberhard-Karls Universität and a Bachelor of Arts degree from the University of California at Los Angeles. This knowledge and chief executive experience allows Dr. Kaplan to provide the Company with a wealth of valuable international executive experience and a perspective that provides the Board a critical resource for management. His association with U.S. companies and global academia provides the Company with a valuable state of the art executive management resource.

Alan B. Levine has been a director and chairman of our Audit Committee since 2005. From 2007 to 2011, Mr. Levine served as Vice President and Chief Financial Officer of the Graduate Management Admission Council. Prior to that, he served as Chief Financial Officer and Director of Virtual Access Networks, Inc. from 2001 to 2002 and Chief Financial Officer and Treasurer of Marathon Technologies Corporation from 1998 to 2001. Prior to that, Mr. Levine was with Ernst & Young LLP from 1974 to 1998, and was Partner from 1986 to 1998, where he established and directed an Entrepreneurial Services practice. Previously, Mr. Levine served as a director, chairman of the audit committee, and a member of the compensation and special committees of Dynasil Corporation of America, a director and chairman of the audit committees of MCK Communications and Nextera Enterprises, Inc., and a director, chairman of the audit committee, and a member of the compensation committee of Magnatek, Inc. Mr. Levine earned a Bachelor of Arts degree from the University of Vermont. He also holds a Master of Accounting degree from the University of Arizona and was a certified public accountant. As chairman of our Audit Committee Mr. Levine has demonstrated that he is valuable to the Audit Committee’s function. He is the Company’s designated “audit committee financial expert” as defined by SEC regulations. Mr. Levine brings to the Board extensive demonstrated expert knowledge and experience in accounting and finance from his Master of Accounting degree and as a former partner with Ernst & Young LLP and a former chief financial officer. This knowledge and experience gives Mr. Levine a perspective that he is able to use to help the Audit Committee and Board understand the highly technical issues management confronts on a daily basis and to serve as a critical resource for management.

Edward D. Stewart has been a director since 2013. Mr. Stewart is the former Chairman of the Board of ATC Technology Corporation and has served on other company boards and audit committees. Mr. Stewart has many years of financial and operational experience with General Electric Company including as Executive Vice President of GE Capital and Chief Financial Officer of a number of other GE businesses. Mr. Stewart formerly served as a member of the Board of Directors of Nordstrom fsb, a formerly wholly-owned subsidiary of Nordstrom, Inc., and a member of its Audit and Investment Committees. Mr. Stewart earned a Bachelor of Arts degree in Economics from Tufts University. His extensive financial experience qualifies him as a “Financial Expert” for our Audit Committee. In addition, his service as a director of other publicly-traded and private companies is a valuable resource to the Board.

Set forth below is information concerning our executive officers who are not directors.

Patrick S. Bannon has been with the Company since 1991. He was appointed Vice President and General Manager in 2017. He started his career as a manufacturing engineering manager with the Company’s ITB business in 1991 and then transferred to the Heim Bearings business as a manufacturing manager in 1995, and was promoted to plant manager of the Company’s ITB business in 1997. In 2002 he also assumed responsibility for the Company’s operations in Mexico. He was promoted to plant manager of the Company’s Aircraft Products operations in 2004 maintaining responsibility for Mexico and the Company’s engineered components business and was subsequently promoted to General Manager in 2008. In 2016 he also added General Manager responsibility for the Company’s AeroStructures and AeroComponents businesses. In 2017, he added management responsibilities for the Company’s Heim Bearings business. Mr. Bannon has a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

Richard J. Edwards has been with the Company since 1990 when he joined us as Manufacturing Manager for the Hartsville, South Carolina facility. After holding the positions of Plant Manager for the Hartsville Plant, and Director of Operations for the RBC Divisions, he was named Vice President and General Manager for the RBC Divisions in 1996. Prior to joining us, Mr. Edwards spent six years with The Torrington Company as Materials Manager, and later Plant Superintendent in the Tyger River plant. He holds a Bachelor of Science degree in Management from Arizona State University.

John J. Feeney joined RBC as Assistant General Counsel in 2014 and in October 2020 was appointed Vice President, General Counsel and Secretary. Prior to that he was Associate Counsel for Conair Corporation, a privately held consumer products company in Stamford Connecticut, from 2008 to 2014, and from 2005 to 2008 Mr. Feeney was Staff Counsel at Volt Information Sciences, Inc., a publicly-owned staffing company. From 2000 to 2005 he was with the New York City Law Department, where he focused on litigation. Mr. Feeney has a Bachelor of Arts degree in History from St. Joseph’s University, a Master of Arts degree from St. John’s University, and a Juris Doctor from SUNY Buffalo, School of Law.

Robert M. Sullivan joined the Company in 2016 as Assistant Corporate Controller, in 2017 was appointed Corporate Controller, and then in October 2020 was appointed Vice President and Chief Financial Officer. From 2013 to 2016 he worked at Sikorsky Aircraft Corporation in business development, program finance and financial planning and analysis. From 2007 until 2013 he was employed by Ernst & Young LLP as an Audit Manager. Mr. Sullivan holds a Bachelor of Science degree in Accounting from Fairfield University, a Master of Science degree in Accounting and Taxation from the University of Hartford, and a Master of Business Administration degree from the University of Connecticut. He is a licensed certified public accountant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and program, the compensation decisions the Compensation Committee has made under this program, and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers (NEOs) for fiscal 2021, who were:

Name	Position
Dr. Michael J. Hartnett	Chairman, President and Chief Executive Officer (our principal executive officer)

Daniel A. Bergeron	Director, Vice President and Chief Operating Officer (our principal financial officer for part of fiscal 2021)

Patrick S. Bannon	Vice President and General Manager (one of our three most highly compensated executive officers as of the end of fiscal 2021 other than our principal executive and financial officers)

Richard J. Edwards	Vice President and General Manager (one of our three most highly compensated executive officers as of the end of fiscal 2021 other than our principal executive and financial officers)

John J. Feeney	Vice President, General Counsel and Secretary (one of our three most highly compensated executive officers as of the end of fiscal 2021 other than our principal executive and financial officers)

Robert M. Sullivan	Vice President and Chief Financial Officer (our principal financial officer for part of fiscal 2021)

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of RBC Bearings Incorporated

Richard R. Crowell (Chairman)

Dolores J. Ennico

Alan B. Levine

Compensation Philosophy and Program

The Company’s core focus is on the delivery of sustainable Company performance and long-term stockholder value. The Company’s compensation program is designed to further and support this focus and to incentivize and reward executives for achieving outstanding performance and generating value for the Company’s stockholders. During the period between our 2017 and 2018 annual meetings, the Company conducted a thorough review of its compensation philosophy and program, as well as the Company’s performance and creation of value for our stockholders. The objective of this review was to assess whether our existing compensation program was in fact properly aligning executive compensation with stockholder interests and realizing the pay-for-performance philosophy that we embrace. Our conclusion, as described in greater detail below, was that based on the Company’s outstanding performance relative to our peers, our compensation program is properly incentivizing our executive leadership to drive the Company forward and generate value for our stockholders. As a result, the Compensation Committee has not made any changes to our executive compensation since that time.

Overview of Our Compensation Program	Overview of Governance Practices and Policies

●     Compensation is delivered in the form of fixed pay, a cash incentive based on short-term performance and a mix of long-term equity incentives.

●     All of the CEO’s variable compensation is performance-based.

●     All NEO long-term incentives are stock-based, providing a direct tie to delivering sustainable long-term stockholder value.

●     Long-term incentive awards vest over a period of three to five years.

●     Corporate performance assessment is primarily based on EBITDA.

●     Segment performance assessment for certain NEOs is based on: (i) divisional sales plus depreciation minus total factory costs for the fiscal year; (ii) divisional revenue growth relative to U.S. Gross Domestic Product; and (iii) non-financial and qualitative performance goals, such as customer services levels, development of human resources, and overall Company and individual performance.

●     Short-term incentives for NEOs other than the CEO take account of individual performance.

●     Modest perquisites.

●     An annual stockholder say-on-pay vote.

●     A pay-for-performance philosophy.

●     Use of an appropriate comparator group, selected based on a range of factors.

●     Significant stock ownership guidelines for the executive officers.

●     A clawback policy that applies to all incentive compensation for the executive officers.

●     Double-trigger provisions in the event of a change in control.

●     Prohibition on share recycling under the long-term incentive plans.

●     Retention of an independent external compensation consultant.

●     No repricing or backdating of options.

●     No employment agreements, other than for the CEO and COO.

●     No “gross-ups.”

For fiscal 2021, the CEO’s total compensation was $8,892,078, of which $8,175,507 (or 91.9%) was pursuant to performance-based compensation programs. The following pay mix graph for the CEO demonstrates the focus on performance-based pay.

Stockholder Engagement

The Company is committed to maintaining a dialogue with our stockholders to understand any concerns they may have with our compensation program or otherwise. Toward that end, from time to time the Company has reached out to a number of stockholders to discuss our compensation program, explain the basis for our compensation decisions, and invite stockholder feedback regarding specific concerns with our compensation program. The Compensation Committee has then used this feedback when evaluating our compensation program design.

Our most recent stockholder outreach took place in July 2021 when we extended invitations to 17 of our largest stockholders. These stockholders collectively represent more than 70% of our outstanding stock and accounted for most of the votes cast against the say-on-pay proposal at our 2020 annual meeting. Seven of these stockholders accepted our invitation and engaged with a member of our Compensation Committee and members of our senior management. The feedback we received from the seven stockholders included the following:

●	Most of the participants are supportive of the general design of the incentive program for our CEO and COO (which is contractually pre-determined under their respective employment agreements) utilizing EBITDA and ROIC as the primary metrics to determine their performance-based incentive compensation;

●	Most of them expressed no major concern or reservation about the Company’s current self-selected peer group used for benchmarking executive compensation;

●	Several indicated a preference for a greater distinction between the performance metric weightings applied to the short- and long-term incentive programs, and suggested that perhaps a third Company-specific financial metric could be considered for addition to the mix in order to enhance the distinction;

●	Two participants expressed reservations about the fixed-share approach to making annual stock options awards to the CEO and COO;

●	Most of them acknowledged that the addition in 2017 of the ROIC metric, for the determination of performance-based incentive compensation, has proven to be a good decision and;

●	All of them acknowledged and expressed appreciation for the Company’s exceptional long-term financial performance and stock-price performance.

In prior years our discussions with our stockholders generally focus on their process for evaluating say-on-pay and pay-for-performance issues. In certain cases, stockholders have indicated they vote on compensation issues based on evaluations made by their internal staff, while others indicated they vote on compensation issues taking into consideration the recommendations made by whomever they use for proxy advisory services. Below we address the following issues raised in the past with respect to our compensation program by proxy advisory service providers:

●	The use of EBITDA as the primary incentive compensation metric with ROIC as a supplemental metric.

●	Maintaining our compensation comparator group.

●	Pay for performance philosophy.

Following this discussion, we set forth highlights of our fiscal year 2021 financial performance that demonstrate the effectiveness of our executive compensation program.

During 2017, our Compensation Committee, working with management, undertook a review of our executive compensation program. This effort included (i) discussions with 15 major institutional stockholders and their corporate governance groups regarding executive compensation, (ii) analysis of market practices at peer companies, and (iii) retention by the Compensation Committee of an independent compensation consultant. The objective of the investor outreach was to understand the factors our stockholders consider to be most important when evaluating our executive compensation program. We learned that stockholders were not seeking major changes to our executive compensation program, but rather that they had some ideas to refine and improve the program, often specific to CEO pay. Major stockholders were not prescriptive about plan design. Instead, they were more interested to see that the results and outcomes delivered by the plans were appropriately aligned with Company-wide and individual performance.

Key feedback we have received from our stockholders in the past and the actions we have taken in response are:

Feedback We Received	Action Taken by Compensation Committee

While our stockholders believed that the EBITDA measurement worked well for the Company given its financial performance, the stockholders recommended the Board consider adding one or two more metrics to the compensation plan, such as ROIC. The stockholders believed that management was in the best position to determine the best targets for how they manage the business. Certain stockholders indicated that total stockholder return (TSR) should not be used as a metric and do not follow the recommendations of the proxy advisor groups.	The Compensation Committee amended the Company’s equity compensation program for the CEO and COO in 2018 so that approximately 33% of their total equity compensation is based on ROIC as the measurement base. This applies to stock option grants as well as restricted stock grants. The CEO’s and COO’s compensation is now based on a combination of EBITDA and ROIC, two measurement factors that management and the Compensation Committee believe fit very well with how the business is managed and align compensation with both the short-term and the long-term performance of the Company.

Our stockholders believed it was reasonable to expect that Dr. Hartnett’s compensation should be higher than the peer group given that he is the Company founder, his length of service, and the Company’s superior long-term results.	Notwithstanding the stockholder’s belief as to the reasonableness of Dr. Hartnett’s compensation, Dr. Hartnett’s compensation was restructured in 2018 with the effect that his base salary and incentive bonus were reduced by 20% based on compensation targets.

Several stockholders expressed concern over the director majority vote issue.	The Company’s by-laws were amended in 2017 to require a majority vote for the election of each director.

The Use of EBITDA

EBITDA is the core measure used to assess Company operating performance under the variable pay program applicable to our named executive officers. EBITDA is defined as our consolidated operating income plus depreciation, amortization and incentive stock compensation, as adjusted for various unusual or non-recurring items. The Company and Compensation Committee believe that EBITDA is the most appropriate measure of operating performance for a number of reasons, and that, of the various performance metrics we could use under our variable pay program, EBITDA most closely aligns with our stockholders’ interests. The Compensation Committee uses EBITDA performance to determine the variable compensation of the CEO. The CEO’s annual performance incentive is based solely on EBITDA performance; the achievement of plan results in an annual incentive of 150% of base salary, with no incentive earned for achieving less than 80% of plan. EBITDA is also used to determine the size of awards under the long-term incentive program, requiring minimum performance of 75% of plan during the year to earn an award of both stock options and restricted stock. We continue to believe quite strongly that EBITDA is the most appropriate metric and that its use as the primary performance metric is a significant driver for our outstanding results and stock performance.

●	Our sole motivation in selecting performance metrics is to choose the metric that most accurately captures our performance as a company and the value that we are generating for our stockholders. We strongly believe that EBITDA is that metric.

●	EBITDA is the core foundation on which all of our business units run. Over the years we have developed a strong focus and discipline around cash management and capital allocation from the top of the organization to the bottom. We continue to apply this focus in operating the Company today.

●	EBITDA allows management, investors and others to evaluate and compare the Company’s core operating results, including return on capital and operating efficiencies, from period to period by removing the impact of the Company’s capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), tax consequences, changes in accounting reserves, other non-operating items, and share-based compensation.

●	EBITDA is the measure that guides the Company, through managing cash flow, operating cost and efficiency, and capital allocation, during periods of economic downturn and inhibits the manipulation of operating performance through excessive leverage or capital expenditures, the impact of which are more problematic during periods of economic downturn.

●	EBITDA is a key driver for debt covenants.

●	We use EBITDA for business planning purposes, to run the business, for capital allocation decisions, and to evaluate and price potential acquisitions.

●	In addition to its use by management, we also believe EBITDA is a measure widely used by securities analysts, investors, and others to evaluate the financial performance of the Company and other companies in our industry.

●	We view EBITDA as the most reliable bellwether of how well we are converting the Company’s revenue into value for our stockholders.

We have considered alternatives to the continued use of EBITDA, such as TSR (i.e., total stockholder return). We recognize that many companies use TSR as a performance metric under their compensation programs, and that its use is familiar to, and might be welcomed by, some stockholders. However, the feedback we have received from our stockholders recommended against using TSR, and upon considering how TSR would apply to RBC, we identified a number of challenges, particularly relating to the selection of an appropriate peer group with respect to TSR. Incorporating TSR as a performance metric would also be a major change internally to our organization and could disrupt how we run the business and achieve the results we have over the last several years. We have relied on EBITDA as our primary performance metric since our IPO in 2005, when our stock entered the market at $14.50 per share. On July 1, 2021, our stock closed at $201.77 per share. We believe we are unique among our peers in achieving this result for our stockholders.

Our adoption in 2018 of the ROIC metric for equity compensation was based on the belief that ROIC captures not just profitability but whether the magnitude of profitability is appropriate for the investments made. ROIC can also be compared across companies and industries and provides a closer link to key drivers of value creation. We also believe that ROIC works in close synergy with our primary EBITDA metric.

Maintaining Our Compensation Comparator Group

The Compensation Committee reviews the Company’s compensation comparator group (the “Comparator Group”) periodically to ensure it remains appropriate for the purposes of establishing executive compensation. In assessing the composition of the Comparator Group, we use a number of selection criteria, including industry focus, and company scope measured through revenue, market capitalization, headcount and financial growth. The Compensation Committee believes that this customized approach is preferable to an algorithmic GICS code approach to selecting a peer group, which lacks the precision and ability to take into account unique circumstances that we believe are crucial to devising a fairly representative peer group, particularly for companies like us that happen to be smaller than many of our competitors in the marketplace.

The Compensation Committee believes that offering competitive compensation packages to our leadership team is critical to retaining the talent that has driven the outstanding results we have achieved during the past several years. To be legitimately competitive, our compensation program must be benchmarked against the full array of our competitors, not solely against our similarly sized competitors. Details regarding the Comparator Group can be found below under “Compensation Governance and Policies – Policies.”

Pay-for-Performance Philosophy

The Company enthusiastically embraces the pay-for-performance philosophy. Over the last several years, the Company has achieved outstanding performance across numerous metrics and we believe this outstanding performance underscores the effectiveness of our compensation program. The program we have designed is incentivizing our executive team to drive the results that create value for our stockholders, and motivating our executive team to sustain that value creation in future fiscal years by rewarding the value created in the current fiscal year. We believe our compensation program exemplifies a properly functioning pay-for-performance approach to compensation. We have constructed a compensation program that incentivizes our executive team to outperform our peers, and they have delivered on that objective, thereby generating significant value for our stockholders. We believe that maintaining our compensation program is a key component to sustaining this value creation for our stockholders through future fiscal years.

Operating Performance Highlights and Stock Performance

While the Company’s operating results for fiscal 2021 were down from the prior year, they nevertheless demonstrated solid execution and strong operating performance in the face of the global COVID-19 pandemic. The amounts below are in millions, except per share amounts:

	Fiscal 2021	Fiscal 2020	Change
Net sales	$609.0	$727.5	(16.3)%
Gross margin	234.1	289.1	(19.0)%
Operating income	111.5	156.8	(28.9)%
Net income	89.6	126.0	(28.9)%
Diluted earnings per share	3.58	5.06	(29.2)%

On July 26, 2021 we announced that we have entered into an agreement to purchase the Dodge mechanical power transmission business for $2.9 billion (subject to certain closing adjustments). Based on the operating results of RBC and Dodge for their respective most recently completed fiscal years, the acquisition would essentially double our revenue and adjusted EBITDA. This acquisition is expected to close before the end of 2021; however, the closing is subject to the satisfaction of various conditions so no assurance can be given that the transaction will be consummated.

The following graph shows the total return to our stockholders compared to the Russell 3000 Index and the Nasdaq Composite Index over the period from April 2, 2016 to April 3, 2021. Each line on the graph assumes that $100 was invested in our common stock on April 2, 2016 or in the respective indices at the closing price on April 2, 2016. The graph then presents the value of these investments, assuming reinvestment of dividends, through the close of trading on April 3, 2021.

The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

Compensation Governance and Policies

Objectives and Philosophy

The Company’s compensation program is designed to reward executives based on favorable performance and results. Compensation policies and plans (including benefits) are designed to attract and retain top quality and experienced executives by providing the opportunity to earn competitive cash compensation based on corporate, business unit and individual performance, plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for the Company’s stockholders.

The Company seeks to attract executive talent by offering competitive base salaries and annual and long-term performance incentive opportunities. The Company provides incentives that promote both the short-term and long-term financial and strategic objectives of the Company. Achievement of short-term objectives is rewarded through base salary and annual performance incentives, while long-term incentive grants (primarily stock options and restricted stock) encourage executives to focus on and align themselves with the Company’s long-term goals as well. These incentives are based on an approved operating plan based on EBITDA, which by its nature captures financial objectives of importance to the Company including revenue and earnings growth, cash flow generation, and creation of stockholder value. The Company’s compensation program also accounts for individual performance, which enables the Company to differentiate among executives and emphasize the link between personal performance and compensation. In addition, an ROIC metric is used for a portion of the CEO’s and COO’s equity compensation.

Compensation Process

Constituent	Roles and Responsibilities

Compensation Committee

(Comprised of the following three independent directors for fiscal 2021: Richard R. Crowell (Chairperson), Dolores J. Ennico (who joined the Committee in September 2020) and Alan B. Levine)

●   Oversees the manner in which the Board discharges its responsibilities relating to the Company’s compensation policies and plans.

●   Reviews and determines, as appropriate, the compensation of the Company’s executive officers.

●   In consultation with the Board, the CEO and senior management, develops and approves the Company’s executive compensation philosophy.

●   Reviews and approves corporate goals and objectives related to the CEO’s compensation and evaluates the CEO’s performance.

●   Determines the CEO’s compensation and reviews and approves the CEO’s recommendations regarding the compensation of the other executive officers.

●   Sole authority to retain and terminate executive compensation consultants engaged to provide advice to the Compensation Committee in connection with its responsibilities and to retain other professional advisors when necessary or appropriate.

Details of the Compensation Committee’s duties are summarized in the “Board of Directors and Corporate Governance” section of this proxy statement, and are set out in full in the Compensation Committee Charter, which can be viewed at http://investor.rbcbearings.com.

Outside Advisors to the Compensation Committee	Assist the Compensation Committee when the Committee deems it necessary.
Company Management

●   The CEO, who is in the best position to initially assess performance, makes recommendations to the Compensation Committee regarding compensation decisions applicable to the other executive officers.

●   Company management provides input and feedback to the Compensation Committee regarding the Compensation Committee’s compensation process.

●   Company management may be invited to attend Compensation Committee or Board meetings from time to time, or to contribute materials for such meetings.

Governance Policies

Interlocks and Insider Participation. No member of the Compensation Committee has ever been an officer or employee of the Company, or had any relationship with the Company requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal 2021.

Executive Compensation Clawback Policy. The Company maintains an Executive Compensation Clawback Policy to deter fraud and intentional illegal conduct that materially contributes to a restatement of our financial statements. The policy provides that if it is found that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need to restate our financial statements, and the amount of any performance-based compensation actually paid or awarded to such executive officer would have been less had it been calculated based on such restated financial statements then, subject to certain exceptions set forth in the Policy, the Compensation Committee can seek to recover the after-tax portion of the difference between the amount actually paid and the amount that should have been paid. The full Executive Compensation Clawback Policy is filed as Exhibit 10.1 to our Current Report on Form 8-K dated July 25, 2013.

Stock Ownership Guidelines. We have stock ownership requirements for each of our executive officers and non-employee directors. These stock ownership requirements are designed to encourage stock ownership by our executive officers and non-employee directors and to further align their interests with our stockholders. Each executive officer and non-employee director must achieve and maintain ownership of ordinary stock or ordinary stock equivalents at or above a prescribed level. The requirements are as follows:

Position	Value of Stock
Chief Executive Officer	6x base salary
All other executive officers	3x base salary
Non-employee directors	3x annual retainer fee

Our stock-ownership program requires the accumulation of ordinary stock (or ordinary stock equivalents) over a five-year period following the date the person becomes subject to stock-ownership requirements. Executive officers who experience a change in base salary have three years from the date of such change to achieve the new level of ownership. Ownership credit is given for actual ordinary stock and restricted stock owned, whether or not vested. Stock options do not count toward meeting the stock-ownership target. The Compensation Committee reviews compliance with these guidelines on an annual basis.

The full text of the Company’s Stock Ownership Guidelines is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 17, 2013.

Maintaining a Compensation Comparator Group. The Compensation Committee compares the Company’s senior management compensation levels with those of companies in industries related to the Company and similar-sized companies in the industrial machinery, aerospace & defense, electronic equipment & instruments, electrical equipment, and semiconductor bearings industries. During 2016 the Compensation Committee undertook a review of our compensation peer group with the support of Radford, the Compensation Committee’s independent advisor at the time. Given the significant impact the 2015 Sargent acquisition had on the Company, updating the peer group was necessary due to our increased size and higher weighting within the aerospace sector. A number of criteria were identified to inform the selection of appropriate peers, including industry focus, and company scope measured through revenue, market capitalization, headcount and financial growth. As a result of the analysis, for 2016 six companies were removed from the previous peer group and seven companies were added. No changes have been made to the peer group since then.

Fiscal 2021 Comparator Group
AAR Astronics Barnes Group CIRCOR International	Crane Cognex Curtiss-Wright Esterline Technologies FARO Technologies	FLIR Systems Franklin Electric Graco HEICO Hexcel	Kulicke and Soffa Industries Moog MTS Systems Teledyne Technologies

Compensation Program Components and Pay Outcome for Fiscal 2021

The Compensation Committee regularly reviews and updates the Company’s compensation program for the executive officers to ensure that compensation levels and benefits are competitive and reasonable, as measured against the Comparator Group and using the guidelines described above.

The NEOs’ core compensation elements are base salary, an annual cash incentive, and a long-term equity incentive award in the form of restricted stock and stock options. Details and outcomes for fiscal 2021 are described below.

Base Salaries

Base salaries are reviewed annually by the Compensation Committee taking into account a number of factors including:

●	The terms of his employment agreement in the case of the CEO;

●	The CEO’s salary recommendations in the case of NEOs other than the CEO;

●	Performance in role;

●	Competitive positioning against market;

●	Value to the Company and future potential;

●	Scope of responsibility; and

●	Prior experience.

In fiscal 2021 the Compensation Committee decided not to increase the salaries of any of the NEOs in light of the economic uncertainty caused by the COVID-19 pandemic. As a result, the NEOs’ base salaries remained at their fiscal 2020 levels:

Name	Base Salary
Dr. Michael J. Hartnett	$775,020
Daniel A. Bergeron	$551,250
Patrick S. Bannon	$270,000
Richard J. Edwards	$335,000
John J. Feeney	$244,400
Robert M. Sullivan	$165,000

However, in October 2020 (i) Mr. Feeney’s base salary was increased to $260,000 when he was promoted to Vice President, General Counsel and Secretary and (ii) Mr. Sullivan’s base salary was increased to $200,000 when he was promoted to Vice President and CFO.

In response to the COVID-19 pandemic, the Company reduced executive officer monthly base salaries by approximately 20% starting in May of fiscal 2021 and continuing through the end of the fiscal year. Executive officer base salaries returned to their regular levels at the start of fiscal 2022, and in June of fiscal 2022 the Compensation Committee adjusted the salaries of all the NEOs except the CEO as follows:

Name	Base Salary
Daniel A. Bergeron	$578,813
Patrick S. Bannon	$278,100
Richard J. Edwards	$345,050
John J. Feeney	$267,800
Robert M. Sullivan	$206,000

Annual Incentive Compensation Plan

Under the Company’s annual incentive compensation plan (the “Annual Incentive Plan”), the Company pays performance-based annual cash incentive awards. The Annual Incentive Plan primarily assesses performance relative to stretching EBITDA goals on a formulaic and/or discretionary basis.

CEO. In accordance with the CEO’s employment agreement, the CEO is entitled to an annual performance incentive equal to a percentage of his fiscal year-end base salary as follows:

Percentage of EBITDA to Plan	Amount of Bonus
80.0% to 89.9%	75% of Base Salary
90.0% to 99.9%	100% of Base Salary
100.0% to 109.9%	150% of Base Salary
110.0% to 119.9%	200% of Base Salary
120.0% or higher	250% of Base Salary

COO. In accordance with his employment agreement, the Vice President and Chief Operating Officer is eligible for an annual performance incentive equal to a percentage of his fiscal year-end base salary as follows:

Percentage of EBITDA to Plan	Amount of Bonus
80.0% to 89.9%	45% of Base Salary
90.0% to 99.9%	60% of Base Salary
100.0% to 109.9%	90% of Base Salary
110.0% to 119.9%	120% of Base Salary
120.0% or higher	150% of Base Salary

Other Executive Officers. For executive officers other than the CEO and the COO, a broader range of performance measures, beyond EBITDA, are taken into account when determining their payments under the Annual Incentive Plan in order to reflect the areas for which they are directly accountable.

The Annual Incentive Plan payments for executive officers who are in charge of operating segments are based on the following three-part performance plan:

1.	Divisional sales plus depreciation minus total factory costs for the fiscal year. This component is targeted at 50% of the total annual performance incentive (or 30% of their fiscal year-end base salary), subject to adjustment based on level of achievement as noted below

Percentage of Achievement of Target Goal	Amount of Bonus as Percentage of Target
0.0% to 80.0%	No bonus
80.1% to 99.9%	Pro rata portion of 100%
100.0%	100%
100.1% to 119.9%	Pro rata portion of 200%
120.0% or higher	200%

2.	Divisional revenue growth relative to U.S. Gross Domestic Product. This component is equal to 25% of the total target annual performance incentive (or 15% of their fiscal year-end base salary). This component is earned upon achievement of divisional revenue growth that exceeds two times U.S. Gross Domestic Product.

3.	Non-financial and qualitative performance goals. This component is equal to 25% of the total target annual performance incentive (or 15% of their fiscal year-end base salary) and is the only discretionary component of the annual performance incentive. The CEO reviews non-financial performance in areas critical to the long-term success of the business.

The Annual Incentive Plan payments for each executive officer who is not in charge of an operating segment (e.g., the Chief Financial Officer) is equal to a percent of his fiscal year-end base salary, determined at the discretion of the Compensation Committee based on the Company’s overall performance and the executive officer’s individual performance.

Based on the foregoing, the NEOs other than the CEO and the COO are eligible for the following cash incentive awards under the Annual Incentive Plan (expressed as percentages of fiscal year-end base salary):

Name	Target Bonus (% of Base Salary)	Maximum Bonus (% of Base Salary)	Performance Measures
Patrick S. Bannon	60%	90%	(1)
Richard J. Edwards	60%	90%	(1)
John J. Feeney	N/A	N/A	(2)
Robert M. Sullivan	N/A	N/A	(2)

(1)	Divisional sales plus depreciation minus total factory costs; Divisional revenue growth relative to U.S. Gross Domestic Product; non-financial and qualitative performance goals.

(2)	Overall Company and individual performance.

Discretionary Bonuses. In addition to Annual Incentive Plan compensation, the Compensation Committee may approve additional discretionary bonuses to the executive officers, other than the CEO, in the case of exceptional performance (which is determined by the Committee, with the CEO’s input, on performance relative to a number of factors including “Cash Flow,” “Cumulative Earnings Per Share Growth,” “Customer Service Levels” and “Debt (Net Debt) to Capital”).

Awards under the Annual Incentive Plan are subject to the Executive Compensation Clawback Policy.

Annual Incentive Plan Payments for Fiscal 2021. The EBITDA goal under the Annual Incentive Plan for fiscal 2021 was set at $155,277,000 in accordance with the operating plan. EBITDA achieved in fiscal 2021 was $174,255,000, which equated to 112.2% of the goal in the operating plan. Based on this performance, the Compensation Committee approved the following Annual Incentive Plan payments and discretionary bonuses for fiscal 2021:

Name	Annual Incentive	Discretionary Bonus	Total Bonus
Dr. Michael J. Hartnett	$1,550,040	$-	$1,550,040
Daniel A. Bergeron	$661,500	$-	$661,500
Patrick S. Bannon	$125,550	$24,450	$150,000
Richard J. Edwards	$120,600	$29,400	$150,000
John J. Feeney	$104,000	$-	$104,000
Robert M. Sullivan	$100,000	$-	$100,000

Dr. Michael J. Hartnett. Based on fiscal 2021 EBITDA being 112.2% of the operating plan, Dr. Hartnett received an annual incentive payment for fiscal 2021 equal to 200.0% of his base salary.

Daniel A. Bergeron. Based on fiscal 2021 EBITDA being 112.2% of the operating plan, Mr. Bergeron received an annual incentive payment for fiscal 2021 equal to 120.0% of his base salary.

Patrick S. Bannon. For fiscal 2021, Mr. Bannon achieved 101.4% of his goal under part 1 of his performance plan and therefore received a payment equal to 105.0% of the targeted amount under that part, which target is 30.0% of his base salary of $270,000; this amounted to a payment of $85,050 or 31.5% of his base salary. Mr. Bannon did not meet his goal under part 2 of his performance plan. Mr. Bannon received a payment under part 3 of his performance plan equal to 100.0% of the targeted amount under that part, which target is 15.0% of his base salary; this amounted to a payment of $40,500. Mr. Bannon’s total Annual Incentive Plan payment for fiscal 2021 was 46.5% of his base salary.

Richard J. Edwards. For fiscal 2021, Mr. Edwards achieved 93.8% of his goal under part 1 of his performance plan and therefore received a payment equal to 70.0% of the targeted amount under that part, which target is 30.0% of his base salary of $335,000 this amounted to a payment of $70,350 or 21.0% of his base salary. Mr. Edwards did not meet his goal under part 2 of his performance plan. Mr. Edwards received a payment under part 3 of his operating plan representing 100.0% of the targeted amount under that part, which target is 15.0% of his base salary; this amounted to a payment of $50,250 or 15.0% of his base salary. Mr. Edwards’s total Annual Incentive Plan payment for fiscal 2021 was 36.0% of his base salary.

John J. Feeney. Based on the CEO’s assessment of the Company’s overall performance and Mr. Feeney’s individual performance for fiscal 2021, he received an annual incentive payment of 40.0% of his base salary as of the end of the fiscal year, or $104,000.

Robert M. Sullivan. Based on the CEO’s assessment of the Company’s overall performance and Mr. Sullivan’s individual performance for fiscal 2021, he received an annual incentive payment of 50.0% of his base salary as of the end of the fiscal year, or $100,000.

Long-Term Equity Incentive Program

The Company makes awards under its 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan (the “Long-Term Incentive Plans”). These plans provide for grants of stock options, restricted stock and other types of equity awards for executive officers and other key managers.

In fiscal 2021, as was the case in fiscal 2020, awards were made to the CEO and the other NEOs in the form of stock options and restricted stock. The purpose of these awards is to align management and stockholder interests over the long term, by creating a strong and direct long-term relationship between executive compensation, value creation and stockholder returns. Furthermore, any awards under the Long-Term Incentive Plans provide the recipients with an incentive to maximize stockholder value and contribute to our success, while simultaneously enabling us to attract, retain and reward the best available people to lead the Company.

The long-term incentive awards have the following design features:

Restricted Stock	Stock Options

●    Typically vest over a three- to five-year period, in equal amounts each year

●    Subject to Executive Compensation Clawback Policy

●    Taxed at ordinary income tax rates (subject to withholding) when the stock vests, and the Company receives a corresponding tax deduction

●    Exercise price equal to fair market value at grant date

●    Typically vest over a three- to five-year period, in equal amounts each year

●    Expire seven years after the date of grant

●    Subject to Executive Compensation Clawback Policy

●    Taxed at ordinary income tax rates (subject to withholding) on exercise, and the Company receives a corresponding tax deduction (i.e., non-qualified stock options rather than incentive stock options)

CEO and COO. Starting with fiscal 2018 the criteria for determining the award size for the CEO was changed to the following performance-based matrix, with the intent to implement a 20% reduction based on achievement of 100.0% of target:

Percentage of EBITDA to Plan	Amount of Restricted Shares Awarded	Amount of Stock Options Awarded
Less than 75.0%	None	None
75.0% to 84.9%	10,680	None
85.0% to 94.9%	16,020	26,000
95.0% to 104.9% (target)	21,360	52,000
105.0% to 114.9%	32,040	52,000
Over 114.9%	42,720	61,360

Starting with fiscal 2018 the criteria for determining the award size for the COO was changed from discretionary to the following performance-based matrix:

Percentage of EBITDA to Plan	Amount of Restricted Shares Awarded	Amount of Stock Options Awarded
Less than 75.0%	None	None
75.0% to 84.9%	5,000	None
85.0% to 94.9%	7,500	7,500
95.0% to 104.9% (target)	10,000	15,000
105.0% to 114.9%	15,000	15,000
Over 114.9%	20,000	17,700

In addition, based on feedback from our outreach program with stockholders, an ROIC-Based Equity Compensation Award Plan (the “ROICAP”) was put in place for the CEO and the COO starting in fiscal 2018. The CEO ROICAP provides target awards of 10,000 shares of restricted stock and 12,000 stock options while the COO ROICAP provides target awards of 5,000 shares of restricted stock and 10,000 stock options. The ROICAP is targeted to comprise approximately one-third of the CEO’s and/or the COO’s total equity incentive compensation in a year where ROIC targets are achieved. The types of grants authorized under the ROICAP are as follows:

●	Restricted Shares - one-third of the award (if earned and granted) vests on each of the first, second and third anniversary of the grant date.

●	Stock Options – one-fifth of the award (if earned and granted) vests and becomes exercisable on each of the first, second, third, fourth and fifth anniversary of the grant date. The exercise price is the closing price of the Company’s common stock on the date of grant and the options expire on the seventh anniversary of the date of grant.

Targets for the ROICAP are established annually by the Compensation Committee. ROIC is defined as adjusted operating income (AOI) tax effected divided by equity plus debt less cash. AOI is defined as operating income adjusted to eliminate the effects of asset impairments, restructurings, acquisitions, divestitures, various unusual or non-recurring items, plant closing costs, and the cumulative effect of tax or accounting changes, as determined in accordance with U.S. GAAP, as applicable. The number of performance-based restricted shares or stock options earned under the ROICAP for a fiscal year is determined as follows:

	ROIC as % of Plan	Award Multiple
Threshold	-0.75%	50%
Target	0%	100%
Maximum	+0.75%	200%
In Between	Straight Line	Straight Line

(Award Multiple x (TARGET NUMBER)) = number of shares / options actually granted.

For fiscal 2021, the ROICAP target was equal to 8.15% and ROIC achieved was 9.74%.

Other Executive Officers. When determining whether to make awards under the Long-Term Incentive Plans to the executive officers, other than the CEO and the COO, and when determining the size of any such awards, the Compensation Committee considers a number of factors:

●	Assessments by the CEO and the Compensation Committee of the achievement of applicable performance metrics;

●	The perceived incentive that any grant would provide to generate long-term stockholder value; and

●	The contribution of the individual.

Long-Term Equity Incentive Awards for Fiscal 2021. Based on the EBITDA achieved in fiscal 2021 equaling 112.2% of the operating plan, Dr. Hartnett was awarded 32,040 shares of restricted stock and 52,000 stock options, and Mr. Bergeron was awarded 15,000 shares of restricted stock and 15,000 stock options. Based on the ROIC percentage achieved for fiscal 2021 equaling 9.74%, Dr. Hartnett was awarded 20,000 shares of restricted stock and 24,000 stock options, and Mr. Bergeron was awarded 10,000 shares of restricted stock and 20,000 stock options.

The Compensation Committee approved the following awards under the Long-Term Incentive Plans in fiscal 2022 for performance in fiscal 2021:

Name	Restricted Stock Fair Value	Stock Options Fair Value
Dr. Michael J. Hartnett	$10,364,286	$5,820,840
Daniel A. Bergeron	$4,979,000	$2,680,650
Patrick S. Bannon	$398,320	$382,950
Richard J. Edwards	$398,320	$382,950
John J. Feeney	$99,580	$153,180
Robert M. Sullivan	$199,160	$382,950

For further information regarding base salary, performance-based annual cash incentive awards under the Annual Incentive Plan, and equity awards under the Long-Term Equity Incentive Plans for the NEOs, see “Summary Compensation” below. Note however that the information regarding Long-Term Equity Incentive Plan awards presented in the Summary Compensation table relates to awards made in fiscal 2021 based on fiscal 2020 performance, while the information provided above regarding the awards made in fiscal 2022 based on fiscal 2021 performance will be presented in the Summary Compensation table appearing in next year’s proxy statement.

Benefits and Perquisites

In addition to the core elements of compensation explained in the previous section (i.e., base salary, performance-based annual cash incentive awards under the Annual Incentive Plan, and equity awards under the Long-Term Equity Incentive Plans), NEOs are eligible for certain additional benefits, perquisites and plans, as described below.

Retirement Plans

The executive officers are entitled to participate in the Company’s 401(k) plan on the same terms and conditions as all other eligible employees subject to a 5% of eligible employee compensation participation limit for highly compensated employees. The plan is funded by eligible participants through employee contributions and by the Company through matching contributions equal to 50% of the first 3.5% of eligible employee compensation. The Company suspended the matching contribution during the last five months of fiscal 2021 as part of our COVID-19 pandemic cost reduction program. These contributions were reinstated at the start of fiscal 2022.

Supplemental Executive Retirement Plan

To attract and retain highly qualified senior executives, the Company maintains a Supplemental Executive Retirement Plan (SERP). The SERP is a non-qualified supplemental pension plan for executives selected by the CEO that provides pension benefits in excess of those provided by the Company’s 401(k) plan. The SERP allows eligible employees to elect to defer, until termination of their employment, the receipt of up to 75% of their current salary and up to 100% of their bonus compensation. The Company has historically made contributions equal to 25% of the deferral amount, up to the first 7% of the employees’ annual compensation, which vest in full after one year of service, but in light of the COVID-19 pandemic the Company suspended these contributions in August of fiscal 2021 and has not reinstated them.

Perquisite Programs

The Company’s executive officers are eligible to participate in the Company’s broad-based benefit programs, which are generally available to all employees, including health, disability and life insurance, and relocation programs.

The perquisites provided to the CEO are set out in his employment agreement and include a leased vehicle, healthcare expense reimbursements, and reimbursement of personal expenses of $50,000. The perquisites provided to the COO are set out in his employment agreement and include a leased vehicle, and healthcare and disability insurance expense reimbursements.

Certain NEOs may also receive certain Company-provided perquisites including reimbursement of certain personal expenses, or a leased vehicle or a vehicle allowance. These items are intended to provide those executives with a competitive perquisite program.

For further information regarding specific perquisites provided to the NEOs, see “Summary Compensation” below.

Employment Agreements

Dr. Hartnett’s current employment agreement, which went into effect in 2017 for an initial five-year term, automatically renews each year unless either party gives 90 days’ notice of nonrenewal. The agreement provides, among other things, for a base salary of $775,020 and that Dr. Hartnett is solely eligible for a formulaic annual performance bonus based on achievement of performance goals, with no eligibility for any discretionary annual performance bonus, as discussed above under “Compensation Program Components.” These provisions resulted in a 20% reduction in Dr. Hartnett’s base salary and formula-based annual incentive bonus compared to the terms of his prior employment agreement. The current agreement also sets forth the terms under which Dr. Hartnett is to receive awards under the Long-Term Incentive Plans and the various perquisites he is to receive. A copy of Dr. Hartnett’s employment agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K dated June 7, 2017.

Mr. Bergeron’s current employment agreement, which went into effect in 2017 for an initial five-year term, automatically renews each year unless either party gives 90 days’ notice of nonrenewal. The agreement provides, among other things, for a specified base salary (initially $500,000 and now $578,813) and that Mr. Bergeron is solely eligible for a formulaic annual performance bonus based on achievement of performance goals, with no eligibility for any discretionary annual performance bonus, as discussed above under “Compensation Program Components.” The agreement also sets forth the terms under which Mr. Bergeron is to receive awards under the Long-Term Incentive Plans and the various perquisites he is to receive. A copy of the agreement is filed as Exhibit 10.2 to our Current Report on Form 8-K dated June 7, 2017.

Despite the base salary requirements of their employment agreements, Dr. Hartnett and Mr. Bergeron voluntarily took approximately 20% reductions in their base salaries for the last eleven months of fiscal 2021 so that the Company could reduce operating costs during the COVID-19 pandemic.

The other executive officers do not have employment agreements and are employed “at will.”

Change-in-Control Compensation Agreements

Change-in-control compensation agreements generally protect income for key executives who would likely be involved in decisions regarding and/or successful implementation of merger/acquisition activity and who are at risk for job loss if a takeover occurs. We believe it is in the best interests of the Company and our stockholders to have such an agreement with our CEO and other executive officers in order (i) for the Board to be able to receive and rely upon the executive’s advice and counsel as to the best interests of the Company and our stockholders without concern that they might be distracted or influenced by the personal uncertainties and risks created by merger/acquisition proposals or threats, and (ii) to encourage them to remain with the Company and to continue to devote full attention to the Company’s business.

Each of Dr. Hartnett’s and Mr. Bergeron’s employment agreements provides that in the event of his termination of employment due to a change in control of the Company, he will generally be entitled to a payment equal to 250% of his annual base salary plus 250% of his target incentive compensation in effect at termination.

The Company has entered into change-in-control letter agreements with each of Messrs. Edwards and Bannon. Each letter agreement entitles the executive officer to severance benefits if his employment with the Company is terminated under certain circumstances within 24 months after a change in control of the Company. The amount of severance will generally be equal to 150% of the executive officer’s annual base salary plus 150% of his target incentive compensation in effect at termination. In addition, the executive officer will be entitled to a pro rata annual bonus for the year in which his termination of employment occurs and to continue participating in the Company’s welfare benefit programs for up to 18 months following his termination of employment. The letter agreement also commits the executive officer to remain employed with the Company in the event of a tender or exchange offer and includes a non-compete covenant for 12 months following the executive’s termination of employment due to a change in control. The form of the change-in-control letter agreement is filed as Exhibit 10.1 to our Form 10-Q filed February 1, 2010.

In addition, the restricted stock grants and stock options held by the executive officers contain change-in-control provisions. The exact terms are set out and defined in the Long-Term Incentive Plans but, in summary, if a holder of these restricted stock grants or stock options ceases to be an employee because he or she is terminated without cause within 18 months after a change in control, all then unvested restricted stock and stock options will vest on the date the holder ceases to be an employee. In addition, if there is a change in control of the Company or similar event, the Compensation Committee may, in its discretion, provide for the lapsing of restrictions on a participant’s restricted stock and the vesting of stock options on such terms and conditions as it deems appropriate.

Compensation Committee Policy Regarding Compliance with Section 162(m) of the Code

The Compensation Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of the compensation program and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee’s control also can affect deductibility of compensation.

Prior to 2018, Section 162(m) of the Tax Code precluded a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria were satisfied, although compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit.

In response to old Section 162(m), the Company’s Executive Officer Performance-Based Compensation Plan (the “162(m) Plan”) was established for executive officers selected by the Compensation Committee to receive an incentive bonus or a restricted stock grant based upon the Company’s meeting certain financial performance goals. The 162(m) Plan is intended to constitute qualified “performance-based compensation” for purposes of old Section 162(m). Dr. Hartnett was designated a participant under the 162(m) Plan by the Compensation Committee for fiscal 2012 and subsequent fiscal years. Mr. Bergeron was designated as a participant under the 162(m) Plan by the Compensation Committee for fiscal 2018 and subsequent fiscal years.

The Tax Cuts and Jobs Act eliminated old Section 162(m)’s performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017, including awards under the 162(m) Plan and the incentive arrangements provided in the employment agreements with our CEO and COO. However, from and after January 1, 2018, compensation awarded in excess of $1 million to our other NEOs may not be deductible. While the Tax Cuts and Jobs Act may limit the deductibility of compensation paid to some of our NEOs, the Compensation Committee will, consistent with its past practice, design a compensation program that is in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account. However, the Compensation Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m).

The cost to the Company of the incentive bonus amounts to be paid or restricted stock grants to participants cannot be determined at this time because payout of incentive bonus amounts and restricted stock grants are based on the Company’s future financial performance, the related performance measures set by the Committee and the number of participants named by the Compensation Committee. The Committee envisions that future incentive bonus amounts to be paid or restricted stock grants to participants will be consistent with the compensation program approved by the Committee from time to time and described in the Company’s annual proxy statement.

The Compensation Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and our stockholders.

SUMMARY COMPENSATION
Name and Principal Position (1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)

Michael J. Hartnett	2021	631,937	-	3,725,036	2,900,431	1,550,040	84,634	(6)	8,892,078
	2020	775,020	-	7,489,597	2,979,960	1,162,530	57,998	(6)	12,465,105
	2019	775,020	-	6,875,525	2,769,440	1,162,530	58,070	(6)	11,640,585

Daniel A. Bergeron	2021	449,479	-	1,769,128	1,021,593	661,500	35,138	(7)	3,936,838
	2020	551,250	-	3,598,000	1,372,350	496,125	41,003	(7)	6,058,728
	2019	525,000	-	3,303,000	1,275,400	472,500	35,630	(7)	5,611,530

Patrick S. Bannon	2021	239,885	24,450	687,200	738,750	125,550	8,846	(8)	1,824,681
	2020	270,000	-	719,600	588,150	178,200	10,557	(8)	1,766,507
	2019	250,000	97,500	660,600	364,400	127,500	9,013	(8)	1,509,013

Richard J. Edwards	2021	273,153	29,400	-	-	120,600	22,991	(9)	446,144
	2020	335,000	-	287,840	392,100	25,000	28,513	(9)	1,068,453
	2019	326,000	-	396,360	364,400	200,540	24,577	(9)	1,311,877

John J. Feeney	2021	205,579	-	81,711	19,130	104,000	4,151	(10)	414,571
	2020	244,400	-	-	-	40,000	6,754	(10)	291,154
	2019	235,000	-	40,659	7,744	35,000	5,398	(10)	323,801

Robert M. Sullivan	2021	148,672	-	343,600	492,500	100,000	4,768	(11)	1,089,540
	2020	165,000	-	143,920	274,470	70,000	4,739	(11)	658,129
	2019	150,000	-	66,060	182,200	45,000	3,731	(11)	446,991

(1)	The principal positions of the NEOs are as follows: Dr. Hartnett – Chairman, President and CEO; Mr. Bergeron – Vice President and COO; Mr. Bannon – Vice President and General Manager; Mr. Edwards – Vice President and General Manager; Mr. Feeney – Vice President, General Counsel and Secretary; Mr. Sullivan – Vice President and Chief Financial Officer.

(2)	Includes amounts deferred by the officer pursuant to the 401(k) Plan.

(3)	Bonuses for fiscal 2021, 2020 and 2019 were paid under the Annual Incentive Plan and are reflected in column (g). Mr. Bannon received additional discretionary bonuses based on performance for fiscal 2021 and 2019. Mr. Edwards received additional discretionary bonuses based on performance for fiscal 2021.

(4)	Represent the fair market value on the date of grant of restricted shares and non-qualified stock options granted during the fiscal year. For additional information on the valuation assumptions regarding the restricted stock and stock option awards, refer to Note 16 to our financial statements for fiscal 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC on May 21, 2021.

(5)	Consist of annual cash bonuses earned in fiscal 2021, 2020 and 2019 and paid in the following fiscal year under the Annual Incentive Plan. See “Compensation Program Components – Annual Incentive Compensation Plan” above.

(6)	Consists of a leased vehicle of $918 in fiscal 2021, $1,945 in fiscal 2020, and $1,655 in fiscal 2019; healthcare expense reimbursements of $9,372 in fiscal 2021, $3,793 in fiscal 2020, and $6,415 in fiscal 2019; reimbursement of personal expenses per Dr. Hartnett’s employment agreements of $50,000 in fiscal 2021, 2020 and 2019; and employer match contributed to Dr. Hartnett’s SERP account of $24,344 in fiscal 2021, and $2,260 in fiscal 2020.

(7)	Consists of a car allowance of $12,000 in fiscal 2021, a leased vehicle of $10,334 in fiscal 2020, and $8,200 in fiscal 2019; healthcare expense reimbursements of $9,452 in fiscal 2021, $10,000 in fiscal 2020, and $9,099 in fiscal 2019; employer match contributed to Mr. Bergeron’s SERP account of $10,714 in fiscal 2021, $17,341 in fiscal 2020, and $16,989 in fiscal 2019; employer match contributions to Mr. Bergeron’s 401(k) account of $2,576 in fiscal 2021, $2,932 in fiscal 2020, and $984 in fiscal 2019; and taxable costs of group-term life insurance of $396 in fiscal 2021, $396 in fiscal 2020, and $358 in fiscal 2019.

(8)	Consists of employer match contributed to Mr. Bannon’s SERP account of $4,681 in fiscal 2021, $8,523 in fiscal 2020, and $7,875 in fiscal 2019; employer match contributions to Mr. Bannon’s 401(k) account of $3,897 in fiscal 2021, $1,868 in fiscal 2020, and $963 in fiscal 2019; and taxable costs of group-term life insurance of $268 in fiscal 2021, $166 in fiscal 2020, and $175 in fiscal 2019.

(9)	Consists of Company-paid life insurance premiums of $5,634 in fiscal 2021, 2020, and 2019; a car allowance of $12,000 in fiscal 2021, a leased vehicle of $13,584 in fiscal 2020, and $9,062 in fiscal 2019; employer match contributed to Mr. Edwards’ 401(k) account of $3,226 in fiscal 2021, $2,160 in fiscal 2020, and $969 in fiscal 2019; employer match contributed to Mr. Edwards’ SERP account of $1,547 in fiscal 2021, $6,647 in fiscal 2020, and $8,417 in fiscal 2019; and taxable costs of group-term life insurance of $584 in fiscal 2021, $488 in fiscal 2020, and $495 in fiscal 2019.

(10)	Consists of an employer match contributed to Mr. Feeney’s SERP account of $1,261 in fiscal 2021, $4,780 in fiscal 2020, and $4,471 in fiscal 2019; employer match contributions to Mr. Feeney’s 401(k) account of $2,752 in fiscal 2021, $1,836 in fiscal 2020, and $802 in fiscal 2019; and taxable costs of group-term life insurance of $138 in fiscal 2021, $138 in fiscal 2020, and $125 in fiscal 2019.

(11)	Consists of an employer match contributed to Mr. Sullivan’s SERP account of $2,076 in fiscal 2021, $3,587 in fiscal 2020, and $3,194 in fiscal 2019; employer match contributions to Mr. Sullivan’s 401(k) account of $2,638 in fiscal 2021, $1,098 in fiscal 2020, and $475 in fiscal 2019; and taxable costs of group-term life insurance of $54 in fiscal 2021, $54 in fiscal 2020, and $62 in fiscal 2019.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Stock Option
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Units (#)(8)	Options (#)(8)	Awards ($/Sh)	Awards ($)

Michael J. Hartnett	-	(1)	1,162,530	(2)	1,937,550	(3)	-	-	-	-
	6/2/2020	-	-		-		27,103	-	-	3,725,036
	6/2/2020	-	-		-		-	58,892	137.44	2,900,431	(9)

Daniel A. Bergeron	-	(4)	520,932	(5)	868,220	(6)	-	-	-	-
	6/2/2020	-	-		-		12,872	-	-	1,769,128
	6/2/2020		-		-		-	20,743	137.44	1,021,593	(9)

Patrick S. Bannon	-	-	168,600	(7)	252,900	(7)	-	-	-	-
	6/2/2020	-	-		-		5,000	-	-	687,200
	6/2/2020	-	-		-		-	15,000	137.44	738,750	(9)

Richard J. Edwards	-	-	207,030	(7)	310,545	(7)	-	-	-	-
	6/2/2020	-	-		-		-	-	-	-
	6/2/2020	-	-		-		-	-	-	-

John J. Feeney	-	-	N/A		N/A		-	-	-	-
	2/8/2021	-	-		-		450	-	-	81,711
	2/8/2021	-	-		-		-	280	181.58	19,130	(10)

Robert M. Sullivan	-	-	N/A		N/A		-	-	-	-
	6/2/2020	-	-		-		2,500	-	-	343,600
	6/2/2020	-	-		-		-	10,000	137.44	492,500	(9)

(1)	Under the Annual Incentive Compensation Plan, if the target is not met, the amount of the award is at the discretion of the Board of Directors. For fiscal 2021 the Company’s EBITDA performance was equal to 112.2% of the operating plan.

(2)	Equals 150% of base salary (100% to 109.9% of EBITDA to plan).

(3)	Equals 250% of base salary (120% or greater of EBITDA to plan).

(4)	If the target is not met, the amount of the award is at the discretion of the Compensation Committee.

(5)	Equals 90% of base salary (100% to 109.9% of EBITDA to plan).

(6)	Equals 150% of base salary (120% or higher of EBITDA to plan).

(7)	Target is 60% of base salary. The targeted percentage is made up of three parts: (1) 30% of base salary upon achieving 100% of the established annual revenue and profit plan, with a minimum threshold of more than 80% of plan and an opportunity to earn up to 60% of base salary if the achievement is equal to 120% of plan; (2) up to 15% of base salary based on year to year revenue growth achievement in excess of that percentage equal to two times U.S. Gross Domestic Product; and (3) up to 15% of base salary, at the discretion of the CEO, upon achievement of acceptable customer service levels, development of human resources and the Company’s overall performance.

(8)	Awarded under the 2017 Long-Term Equity Incentive Program.

(9)	The Grant Date Fair Value of restricted stock awards is based on the grant date closing price of $137.44.

(10)	The Grant Date Fair Value of restricted stock awards is based on the grant date closing price of $181.58.

Dr. Hartnett Employment Agreement

Dr. Hartnett’s current employment agreement provides for a base salary of $64,585 per month, which is subject to review by the Compensation Committee not later than December 1 of each year, after which the Committee may increase the base salary at its sole discretion. The Compensation Committee has not increased Dr. Hartnett’s base salary since his employment agreement was put in place in 2017. Although the Compensation Committee may not decrease Dr. Hartnett’s base salary, he voluntarily took an approximately 20% reduction in his base salary for the last eleven months of fiscal 2021 so that the Company could reduce operating costs during the COVID-19 pandemic. Dr. Hartnett’s employment agreement also entitles him to an annual performance bonus, with respect to each fiscal year during which he remains an employee, in an amount determined as a percentage of his base salary based on the extent to which the EBITDA target in our operating plan is achieved or exceeded as explained above.

Dr. Hartnett’s employment agreement also contains non-competition provisions prohibiting him from competing against us during the term of the employment agreement and for two years thereafter without our prior written consent. Dr. Hartnett is also entitled to certain additional benefits beyond those generally available to our employees including medical and hospitalization insurance and additional life insurance. We are also required to maintain an apartment in Los Angeles for use by Dr. Hartnett while on business.

Daniel Bergeron Employment Agreement

Mr. Bergeron’s current employment agreement provides a base salary that is subject to review by the Compensation Committee not later than December 1 of each year, after which the Committee may increase the base salary at its sole discretion. Mr. Bergeron’s base salary when his employment agreement was put in place in 2017 was $41,667 per month and is now $48,234 per month. Although the Compensation Committee may not decrease Mr. Bergeron’s base salary, he voluntarily took an approximately 20% reduction in his base salary for the last eleven months of fiscal 2021 so that the Company could reduce operating costs during the COVID-19 pandemic Mr. Bergeron is also entitled to an annual performance bonus with respect to each fiscal year during which he remains an employee, in an amount determined as a percentage of his base salary based on the extent to which the EBITDA target in our operating plan is achieved or exceeded as explained above.

Mr. Bergeron’s employment agreement also contains non-competition provisions prohibiting Mr. Bergeron from competing against us during the term of the employment agreement and for two years thereafter without our prior written consent. Mr. Bergeron is also entitled to certain additional benefits beyond those generally available to our employees including medical and hospitalization insurance and disability insurance.

Equity Incentive Plans

2013 Plan

Our 2013 Long-Term Incentive Plan was approved by our stockholders at the Company’s 2013 stockholder meeting. The plan provides for grants of stock options, stock appreciation rights, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Initially, 1,500,000 shares of our common stock were authorized for issuance under the plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. Not more than 50% of the total authorized shares may be granted as restricted stock. During fiscal 2014, the Company issued 8,000 restricted stock grants. During fiscal 2015, the Company issued 223,750 options and 73,100 restricted stock grants. During fiscal 2016 the Company issued 211,500 stock options and 142,450 restricted stock grants. During fiscal 2017, the Company issued 249,750 stock options and 157,500 restricted stock grants. During fiscal 2018, the Company issued 217,280 stock options and 116,273 restricted stock grants. During fiscal 2019 the Company issued 2,750 stock options and 97,040 restricted stock grants. The Company issued no options or restricted stock grants during fiscal 2020, fiscal 2021 or fiscal 2022 through July 1, 2021. As of July 1, 2021 there were 190,843 options and 35,381 restricted stock grants outstanding under the plan, and 607 shares remained available for future grants.

2017 Plan

Our 2017 Long-Term Incentive Plan was approved by our stockholders at the Company’s 2017 stockholder meeting. The plan provides for grants of stock options, stock appreciation rights, restricted stock and performance awards. Our directors, officers and other employees and persons who engage in services for us are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

Initially, 1,500,000 shares of our common stock were authorized for issuance under the plan, subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. Not more than 50% of the total authorized shares may be granted as restricted stock. During fiscal 2018 the Company did not issue any stock options or restricted stock. During fiscal 2019 the Company issued 198,565 stock options and 46,980 restricted stock grants. During fiscal 2020, the Company issued 154,200 options and 97,640 restricted stock grants. During fiscal 2021, the Company issued 137,210 options and 94,205 restricted stock grants. During fiscal 2022 through July 1, 2021 the Company issued 135,250 stock options and 92,265 restricted stock grants. As of July 1, 2021 there were 503,785 options and 230,220 restricted stock grants outstanding under the plan, and 543,685 shares remained available for future grants.

Administration of the Plans

Our Compensation Committee administers the 2013 and 2017 plans. The Board also has the authority to administer the plans and to take all actions that the Compensation Committee is otherwise authorized to take under the plans. The terms and conditions of each award made under each plan, including vesting requirements, are set forth consistent with the plan in a written agreement with the grantee.

Stock Options. The Compensation Committee or the Board may award grants of incentive stock options and non-qualified stock options. The Compensation Committee also has the authority to grant options that will become fully vested and exercisable automatically upon a change in control. The Compensation Committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 10% of the total number of shares authorized under the plan, and it may not award incentive stock options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000 determined at the time of grant. The Compensation Committee will determine the exercise price and term of any option in its discretion, provided that, the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. In the case of any incentive stock option, the option must be exercised within ten years of the date of grant. The exercise price of an incentive stock option awarded to a person who owns stock constituting more than 10% of our voting power may not be less than 110% of fair market value on the grant date and the option must be exercised within five years of the date of grant.

Restricted Stock. The Compensation Committee may award restricted stock, subject to the conditions and restrictions, and for the duration that it determines in its discretion.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (SARs), subject to the terms and conditions contained in the relevant plan. The exercise price of an SAR must equal the fair market value of a share of our common stock on the date the SAR is granted. Upon exercise of an SAR, the grantee will receive an amount in shares of our common stock equal to the difference between the fair market value of a share of common stock on the date of exercise and the exercise price of the SAR, multiplied by the number of shares as to which the SAR is exercised.

Performance Awards. The Compensation Committee may grant performance awards contingent upon achievement of set goals and objectives regarding specified performance criteria, over a specified performance cycle. Awards may include specific dollar-value target awards, performance units, the value of which is established at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of common stock or other securities.

Amendment, Termination and Expiration of the Plans. The Board may amend or terminate the 2013 or 2017 plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with the performance-based compensation exception of Section 162(m) of the Tax Code or any Nasdaq listing requirements. If not previously terminated by the Board, each plan will expire on the tenth anniversary of its adoption.

Except as set forth above in “Compensation Components – Long-Term Equity Incentive Program” with respect to the CEO and COO, the Company does not have an established quantitative formula to determine the number of shares of stock options and/or restricted shares granted to each executive officer. The grants are based on the Compensation Committee’s subjective evaluation based on an understanding and assessment of each individual executive officer and a comparison to the competitive market for executive compensation. The factors taken into consideration by the Compensation Committee with respect to grants of stock options and/or restricted shares to executive officers include the officer’s responsibilities, experience level, retention risk, tenure, job performance and achievement of short-term and long-term goals.

The Compensation Committee typically reviews approval of equity grants on a fiscal year basis. The timing of the meeting is scheduled to allow the Compensation Committee time to review prior year performance and assemble all necessary information. The date is not selected or changed to increase the value of stock option. Grants are generally scheduled to follow the release of earnings for a quarter or fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Michael J. Hartnett	14,192	20,000	(2)	-	72.94	7/8/2023	-		-
	16,000	32,000	(3)	-	99.64	6/27/2024	-		-
	30,400	45,600	(8)	-	132.12	6/7/2025	-		-
	15,200	60,800	(12)	-	143.92	6/3/2026	-		-
	-	58,892	(17)	-	137.44	6/2/2027	-		-
	-	-		-	-	-	17,347	(24)	3,437,135
	-	-		-	-	-	34,693	(29)	6,874,071
	-	-		-	-	-	27,103	(34)	5,370,188

Daniel A. Bergeron	32,000	8,000	(2)	-	72.94	7/8/2023	-		-
	18,000	12,000	(4)	-	99.64	6/27/2024	-		-
	14,000	21,000	(9)	-	132.12	6/7/2025	-		-
	7,000	28,000	(13)	-	143.92	6/3/2026	-		-
	-	20,743	(18)	-	137.44	6/2/2027	-		-
	-	-		-	-	-	8,333	(24)	1,651,101
	-	-		-	-	-	16,667	(30)	3,302,399
	-	-		-	-	-	12,872	(35)	2,550,458

Patrick S. Bannon	12,000	8,000	(7)	-	126.56	2/1/2025	-		-
	4,000	6,000	(10)	-	132.12	6/7/2025	-		-
	3,000	12,000	(14)	-	143.92	6/3/2026	-		-
	-	15,000	(19)	-	137.44	6/2/2027	-		-
	-	-		-	-	-	1,000	(25)	198,140
	-	-		-	-	-	3,000	(26)	594,420
	-	-		-	-	-	4,000	(31)	792,560
	-	-		-	-	-	5,000	(36)	990,700

Richard J. Edwards	-	2,000	(2)	-	72.94	7/8/2023	-		-
	-	8,000	(5)	-	99.64	6/27/2024	-		-
	2,000	6,000	(10)	-	132.12	6/7/2025	-		-
	2,000	8,000	(15)	-	143.92	6/3/2026	-		-
	-	-		-	-	-	1,800	(27)	356,652
	-	-		-	-	-	1,600	(32)	317,024

John J. Feeney	400	-		-	58.00	9/26/2021	-		-
	18	12	(21)	-	116.25	2/8/2025	-		-
	80	120	(22)	-	135.53	12/15/2025	-		-
	-	280	(23)	-	181.58	2/8/2028	-		-
	-	-		-	-	-	60	(38)	11,888
	-	-		-	-	-	28	(39)	5,548
	-	-		-	-	-	180	(40)	35,665
	-	-		-	-	-	450	(41)	89,163

Robert M. Sullivan	-	800	(6)	-	99.64	6/27/2024	-		-
	-	3,000	(11)	-	132.12	6/7/2025	-		-
	-	5,600	(16)	-	143.92	6/3/2026	-		-
	-	10,000	(20)	-	137.44	6/2/2027	-		-
	-	-		-	-	-	300	(28)	59,442
	-	-		-	-	-	800	(33)	158,512
	-	-		-	-	-	2,500	(37)	495,350

(1)	These amounts are based on a price per share of $198.14, the closing sales price for a share of our common stock on the last business day of fiscal 2021 (April 2, 2021) as quoted by the Nasdaq National Market.

(2)	These options vest on July 8, 2021.

(3)	These options vest as follows: 16,000 on June 27, 2021 and 16,000 on June 27, 2022.

(4)	These options vest as follows: 6,000 on June 27, 2021 and 6,000 on June 27, 2022.

(5)	These options vest as follows: 4,000 on June 27, 2021 and 4,000 on June 27, 2022.

(6)	These options vest as follows: 400 on June 27, 2021 and 400 on June 27, 2022.

(7)	These options vest as follows: 4,000 on February 1, 2022 and 4,000 on February 1, 2023.

(8)	These options vest as follows: 15,200 on June 7, 2021, 15,200 on June 7, 2022 and 15,200 on June 7, 2023.

(9)	These options vest as follows: 7,000 on June 7, 2021, 7,000 on June 7, 2022 and 7,000 on June 7, 2023.

(10)	These options vest as follows: 2,000 on June 7, 2021, 2,000 on June 7, 2022 and 2,000 on June 7, 2023.

(11)	These options vest as follows: 1,000 on June 7, 2021, 1,000 on June 7, 2022 and 1,000 on June 7, 2023.

(12)	These options vest as follows: 15,200 on June 3, 2021, 15,200 on June 3, 2022, 15,200 on June 3, 2023 and 15,200 on June 3, 2024.

(13)	These options vest as follows: 7,000 on June 3, 2021, 7,000 on June 3, 2022, 7,000 on June 3, 2023 and 7,000 on June 3, 2024.

(14)	These options vest as follows: 3,000 on June 3, 2021, 3,000 on June 3, 2022, 3,000 on June 3, 2023 and 3,000 on June 3, 2024.

(15)	These options vest as follows: 2,000 on June 3, 2021, 2,000 on June 3, 2022, 2,000 on June 3, 2023 and 2,000 on June 3, 2024.

(16)	These options vest as follows: 1,400 on June 3, 2021, 1,400 on June 3, 2022, 1,400 on June 3, 2023 and 1,400 on June 3, 2024.

(17)	These options vest as follows: 11,778 on June 2, 2021, 11,779 on June 2, 2022, 11,778 on June 2, 2023, 11,779 on June 2, 2024 and 11,778 on June 2, 2025.

(18)	These options vest as follows: 4,149 on June 2, 2021, 4,148 on June 2, 2022, 4,149 on June 2, 2023, 4,148 on June 2, 2024 and 4,149 on June 2, 2025.

(19)	These options vest as follows: 3,000 on June 2, 2021, 3,000 on June 2, 2022, 3,000 on June 2, 2023, 3,000 on June 2, 2024 and 3,000 on June 2, 2025.

(20)	These options vest as follows: 2,000 on June 2, 2021, 2,000 on June 2, 2022, 2,000 on June 2, 2023, 2,000 on June 2, 2024 and 2,000 on June 2, 2025.

(21)	These options vest as follows: 6 on February 8, 2022 and 6 on February 8, 2023.

(22)	These options vest as follows: 40 on December 15, 2021, 40 on December 15, 2022 and 40 on December 15, 2023.

(23)	These options vest as follows: 56 on February 8, 2022, 56 on February 8, 2023, 56 on February 8, 2024, 56 on February 8, 2025 and 56 on February 8, 2026.

(24)	These restricted stock awards vest on June 7, 2021.

(25)	These restricted stock awards vest on December 2, 2021.

(26)	These restricted stock awards vest as follows: 1,000 on June 7, 2021, 1,000 on June 7, 2022 and 1,000 on June 7, 2023.

(27)	These restricted stock awards vest as follows: 600 on June 7, 2021, 600 on June 7, 2022 and 600 on June 7, 2023.

(28)	These restricted stock awards vest as follows: 100 on June 7, 2021, 100 on June 7, 2022 and 100 on June 7, 2023.

(29)	These restricted stock awards vest as follows: 17,346 on June 3, 2021 and 17,347 on June 3, 2022.

(30)	These restricted stock awards vest as follows: 8,334 on June 3, 2021 and 8,333 on June 3, 2022.

(31)	These restricted stock awards vest as follows: 1,000 on June 3, 2021, 1,000 on June 3, 2022, 1,000 on June 3, 2023 and 1,000 on June 3, 2024.

(32)	These restricted stock awards vest as follows: 400 on June 3, 2021, 400 on June 3, 2022, 400 on June 3, 2023 and 400 on June 3, 2024.

(33)	These restricted stock awards vest as follows: 200 on June 3, 2021, 200 on June 3, 2022, 200 on June 3, 2023 and 200 on June 3, 2024.

(34)	These restricted stock awards vest as follows: 9,034 on June 2, 2021, 9,035 on June 2, 2022 and 9,034 on June 2, 2023.

(35)	These restricted stock awards vest as follows: 4,291 on June 2, 2021, 4,290 on June 2, 2022 and 4,291 on June 2, 2023.

(36)	These restricted stock awards vest as follows: 1,000 on June 2, 2021, 1,000 on June 2, 2022, 1,000 on June 2, 2023, 1,000 on June 2, 2024 and 1,000 on June 2, 2025.

(37)	These restricted stock awards vest as follows: 500 on June 2, 2021, 500 on June 2, 2022, 500 on June 2, 2023, 500 on June 2, 2024 and 500 on June 2, 2025.

(38)	These restricted stock awards vest as follows: 60 on December 2, 2021.

(39)	These restricted stock awards vest as follows: 14 on February 8, 2022 and 14 on February 8, 2023.

(40)	These restricted stock awards vest as follows: 60 on December 15, 2021, 60 on December 15, 2022, and 60 on December 15, 2023.

(41)	These restricted stock awards vest as follows: 90 on February 8, 2022, 90 on February 8, 2023, 90 on February 8, 2024, 90 on February 8, 2025 and 90 on February 8, 2026.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael J. Hartnett	21,808	2,793,191	47,760	6,732,982

Daniel A. Bergeron	45,000	4,288,693	20,000	2,859,582

Patrick S. Bannon	-	-	6,200	996,192

Richard J. Edwards	10,000	578,792	1,667	232,788

John J. Feeney	1,600	149,655	134	23,148

Robert M. Sullivan	2,800	133,343	833	115,771

(1)	The value realized was based on the closing price of our common stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)

Michael J. Hartnett	344,486	24,344	96,172	-	894,050

Daniel A. Bergeron	68,765	10,714	589,538	-	1,730,796

Patrick S. Bannon	42,951	4,681	66,779	-	521,151

Richard J. Edwards	16,303	1,547	103,942	-	423,435

John J. Feeney	20,746	1,261	50,517	-	159,983

Robert M. Sullivan	19,355	2,076	35,436	-	117,528

(1)	These amounts represent contributions made by each individual to the SERP. These amounts are included in the “Salary” column for each individual in the Summary Compensation table.

(2)	These amounts represent contributions made by the Company to the SERP. These amounts are included in the “All Other Compensation” column for each individual in the Summary Compensation table.

(3)	These amounts consist of appreciation (depreciation) and earnings (loss) on such individual’s account under the SERP.

Supplemental Retirement Plan

The Company maintains a non-qualified supplemental retirement plan, or SERP, for a select group of executive officers and management employees designated by our CEO. The SERP allows eligible employees to defer up to 75% of their current salary and up to 100% of bonus compensation. The Company has historically made contributions equal to 25% of the deferral amount, up to the first 7% of the employees’ annual compensation, which vest in full after one year of service, but in light of the COVID-19 pandemic the Company suspended these contributions in August of fiscal 2021 and has not reinstated them.

Accounts are paid, either in a lump sum or installments, upon retirement, death or termination of employment. Accounts are generally payable from our general assets. Employees’ rights to receive payments are subject to the rights of our creditors.

Potential Payments upon Change in Control or Termination

Change in Control

The table below summarizes the executive benefits and payments that would have been due to the NEOs upon termination occurring on April 1, 2021 following a change in control, which in the case of Dr. Hartnett and Mr. Bergeron are based on the provisions of their employment agreements, and in the case of Messrs. Bannon and Edwards are based on their change-in-control letter agreements. Messrs. Feeney and Sullivan do not have change-in-control letter agreements.

CHANGE IN CONTROL PAYMENTS
	Michael J. Hartnett (1)(2)	Daniel A. Bergeron (5)(6)	Patrick S. Bannon (7)	Richard J. Edwards (7)	John J. Feeney	Robert M. Sullivan
Bonus	$1,937,550	$868,220	$250,290	$310,545	$-	$-
Severance payments	31,309,251	14,449,612	667,440	828,120	-	-
Other payments	43,385	52,208	60,802	24,873	-	-
Stock options vested and value upon termination (3)	15,537,832	6,347,280	2,529,900	1,868,280	-	-
Restricted stock vested and value upon termination (4)	15,681,394	7,503,958	2,575,820	673,676	-	-
Total	$64,509,412	$29,221,278	$6,084,252	$3,705,494	$-	$-

(1)	Dr. Hartnett’s employment agreement provides that if a change in control occurs and if his employment is either terminated by the Company without cause or by him for good reason within 24 months after the change in control, he will generally be entitled to (i) payment of his base salary and pro rata bonus through the date of termination, (ii) a severance payment of 250% of his base salary, annual bonus and annual equity awards, and (iii) the continuation of certain benefits set forth in his employment agreement.

(2)	The actual amount of the incentive compensation plans payment is assumed to be equal to 250% of base salary in accordance with the Dr. Hartnett’s employment agreement, as well as equity grants in accordance with his equity compensation award plan.

(3)	All unvested stock options granted to the NEOs with change-in-control arrangements would vest upon a change in control.

(4)	All restrictions associated with restricted stock grants to the NEOs with change-in-control arrangements would lapse upon a change of control.

(5)	Mr. Bergeron’s employment agreement provides that if a change in control occurs and if his employment is either terminated by the Company without cause or by him for good reason within 24 months after the change in control, he will generally be entitled to (i) payment of his base salary and pro rata bonus through the date of termination, (ii) a severance payment of 250% of his base salary, annual bonus and annual equity awards, and (iii) the continuation of certain benefits set forth in his employment agreement.

(6)	The actual amount of the incentive compensation plans payment is assumed to be equal to 150% of base salary in accordance with Mr. Bergeron’s employment agreement, as well as equity grants in accordance with his equity compensation award plan.

(7)	The NEO’s change-in-control letter agreement provides that if a change in control occurs and if his employment is terminated by the Company without cause within 24 months after the change in control, he will generally be entitled to (i) payment of his base salary and pro rata bonus through the date of termination, (ii) a severance payment of 150% of his base salary and annual bonus, and (iii) the continuation of certain benefits set forth in his change-in-control letter agreement.

Termination

The following summarizes executive benefits and payments that would have been due the CEO and COO upon termination of employment occurring on April 1, 2021 other than following a change in control. No other executive officer has an employment agreement with the Company providing for payments to them upon termination of employment other than following a change in control.

	Michael J. Hartnett	Daniel A. Bergeron
Death or Disability/Termination Without Cause (1)
Base salary	$775,020	$578,813
Incentive bonus payments	1,937,550	868,220
Other payments	479,133	87,283
Stock options vested and value upon termination	15,537,832	6,347,280
Restricted stock vested and value upon termination	15,681,394	7,503,958
Total	$34,410,929	$15,385,554
Termination With Cause/Voluntary Resignation (2)
Base salary	$387,510	$-
Other payments	239,566	-
Total	$627,076	$-

(1)	The employment agreement provides that in the event of his termination of employment due to death or disability, or without cause, (i) he will generally be entitled to (x) payment of base salary for the balance of the 12-month renewal term of the agreement plus a pro rata portion of his annual bonus, and (y) the continuation of certain benefits for the remainder of the renewal term, (ii) all his unvested stock options will vest, and (iii) all restrictions associated with his restricted stock grants will lapse. The employment agreement also provides that if its term expires because either the Company or the employee gives notice of nonrenewal at least 90 days prior to the date of the next automatic renewal of the agreement (a) all his unvested stock options will vest, and (b) all restrictions associated with his restricted stock grants will lapse.

(2)	The employment agreement with Dr. Hartnett provides that in the event of his termination for cause or his voluntary resignation, he will generally be entitled to payment of his base salary, and continuation of certain benefits set forth in his employment agreement, for six months following the date of his termination. The employment agreement also provides that if he voluntarily resigns then (i) all his unvested stock options will vest, and (ii) all restrictions associated with his restricted stock grants will lapse.

Pay Ratio

As of April 3, 2021, the Company had 2,990 employees located in seven countries around the world, of whom 2,095 were located in the United States. For fiscal 2021, the estimated median of the annual total compensation of all those employees worldwide (excluding our CEO) was $50,043, and the estimated median of the annual total compensation of all those employees located in the United States (excluding our CEO) was $57,993. The total compensation of our CEO, Dr. Hartnett, in fiscal 2021 was $8,892,078 (see “Summary Compensation” above), which was 178 times the compensation of the median employee worldwide, and 153 times the compensation of the median employee in the United States. We used a sampling technique to identify the median employee, selecting 2,852 of our worldwide employees and 2,044 of our United States employees. We then identified the individual in each of the two samples who received the median compensation (using for this purpose salary (including base wages), bonus, equity compensation and overtime actually paid during fiscal 2021). We then determined the annual total compensation of those two employees as shown above on substantially the same basis as used for the CEO in the Summary Compensation Table. The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to use a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

401(k) Plan

We maintain the Roller Bearing Company of America 401(k) Plan, established pursuant to Section 401(k) of the Tax Code, for the benefit of our non-union employees. All non-union employees who have completed six months of service with us are entitled to participate. Subject to various limits, employees are entitled to defer up to 25% of their annual salary on a pre-tax basis and up to an additional 10% of their annual salary on an after-tax basis. The Company provides matching contributions to our 401(k) Plan equal to 50% of the first 3.5% of eligible employee compensation.

We also maintain a 401(k) plan for non-exempt employees at some of our facilities. Subject to various limits, non-exempt employees are entitled to defer up to 25% of their annual salary on a pre-tax basis. We make employer contributions (matching and, in some cases, non-elective contributions) based on requirements in applicable collective bargaining agreements.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of July 1, 2021, consisting of the 2013 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by stockholders (1)	694,641	$139.03	544,292

(1)	The Company does not have equity compensation plans that have not been approved by our stockholders other than the New Plan, which will not become effective unless approved by the stockholders at the 2021 annual meeting.

The Company purchases shares on the open market from time to time for issuance under our equity compensation plans to reduce the plans’ dilutive effect.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2021 and fiscal 2020.

	Fiscal Year Ended
Fee Category	April 3, 2021	March 28, 2020
Audit Fees	$1,177,000	$1,215,801
Audit-Related Fees	-	-
Tax Fees	-	-
Other	2,000	1,914
Total Fees	$1,179,000	$1,217,715

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists principally of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

Other. Consists of subscription fees for an accounting research service.

All audit, audit-related and tax services performed by Ernst & Young LLP in fiscal 2020 and fiscal 2021 were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent registered public accounting firm and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any non-audit services to be provided to the Company by the independent registered public accounting firm. The Audit Committee policy also requires specific approval by the Audit Committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The Audit Committee charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

MATTERS RELATING TO REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed the consolidated financial statements of the Company for fiscal 2021 with Ernst & Young LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (PCAOB) including matters related to the planning and results of the audit of the Company’s consolidated financial statements.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment of and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB relating to Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence and has considered whether the provision of non-audit services by Ernst & Young LLP to the Company is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 3, 2021 for filing with the SEC.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2022.

Respectfully submitted,

The Audit Committee of the Board of RBC Bearings Incorporated

Alan B. Levine (Chairman)

Michael H. Ambrose

Edward D. Stewart

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2022 MEETING

Stockholder proposals intended for inclusion in the Company’s proxy statement relating to the next annual meeting in 2022 must be received by the Company no later than April 1, 2022. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

Under the Company’s by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at the Company’s regularly scheduled annual meeting of stockholders to be held in 2022, must be received by the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public announcement was made. Such proposals must also comply with the procedures outlined in the Company’s by-laws, a copy of which is available upon request from the Corporate Secretary, RBC Bearings Incorporated, One Tribology Center, Oxford, CT 06478.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

You may suggest director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such suggestion should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above. In addition, our by-laws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder’s notice must set forth (i) with respect to each person whom the stockholder proposes to nominate for election as a director at such meeting, all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, (ii) with respect to the stockholder giving the notice (A) the name and record address of such stockholder, and (B) the number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder, and (iii) with respect to the beneficial owner, if any, on whose behalf the nomination is made (A) the name and address of such owner, and (B) the number of shares of capital stock of the Company that are owned beneficially by such owner. Such notice must be accompanied by each proposed nominee’s written consent to being named as a nominee and to serve as a director if elected.

The Company evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. The Company has established, through the Nominating and Corporate Governance Committee, selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate’s qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the Nominating and Corporate Governance Committee from time to time.

ADDITIONAL INFORMATION

The Company will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Company has retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies and to provide related advice and information support, for a service fee and the reimbursement of customary disbursements. The Company also will reimburse, upon request, all brokers and other persons holding shares of common stock for the benefit of others for their reasonable expenses in forwarding the Company’s proxy materials and any accompanying materials to the beneficial owners of the Company’s common stock and in obtaining authorization from beneficial owners to give proxies.

The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in the manner the proxy holders consider appropriate.

By order of the Board of Directors,

John J. Feeney

Secretary

July 30, 2021

APPENDIX A

Directions To:

RBC Bearings Incorporated

Building B, 102 Willenbrock Road

One Tribology Center

Oxford, CT 06478.

Connecticut I-84 East or West to exit 16

Head south on CT-188 S/Strongtown Road toward CT-67 N/Seymour Road

Turn left onto CT-188 S/CT-67 S/Seymour Road

Continue straight to follow CT-67 S/Seymour Road

Take the 1st left onto Hawley Road

Take the 2nd right onto Willenbrock Road

Destination will be the third building on the left

EXHIBIT 1

RBC 2021 LONG-TERM EQUITY INCENTIVE PLAN

As of September 8, 2021

1. Purpose. This plan will be known as the RBC 2021 Long-Term Equity Incentive Plan (this “Plan”). The purpose of this Plan is to promote the long-term growth and profitability of RBC Bearings Incorporated (the “Company”) and its Subsidiaries by (a) providing certain directors, officers and employees of, and certain other individuals who perform services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company, and (b) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, stock appreciation rights (either alone or in tandem with options), restricted stock, performance awards or any combination of the foregoing (“Grants”) may, in the sole discretion of the Company or its designated delegatee, be made under this Plan.

2. Definitions. For purposes of this Plan, the following words have the following meanings:

“409A” means Section 409A of the Code.

“Award Agreement” means any written agreement between the Company and any person pursuant to which the Company makes any Grant under this Plan.

“Board of Directors” and “Board” mean the board of directors of the Company.

“Cause” means, unless otherwise defined in any Award Agreement, the occurrence of one or more of the following events with respect to a Plan participant:

(a) conviction of a felony, or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary, or commission of an act involving fraud or dishonesty or, in the case of any of the foregoing, a plea of nolo contendere with respect thereto;

(b) conduct that has caused demonstrable and serious injury to the Company or a Subsidiary, reputational, monetary or otherwise;

(c) willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company;

(d) willful misrepresentation or material non-disclosure to the Board;

(e) engaging willfully in misconduct in connection with the performance of any duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company or its Subsidiaries or affiliates;

(f) willful breach of duty of loyalty to the Company or a Subsidiary or any other act of disloyalty to the Company or any Subsidiary, including, without limitation, willfully aiding a competitor or, without duplication of clause (g) below, improperly disclosing confidential information;

(g) willful breach of any confidentiality or non-disclosure agreement with the Company or any Subsidiary; or

(h) material violation of any code or standard of behavior generally applicable to employees (or executive employees, in the case of an executive of the Company or any Subsidiary) of the Company or any Subsidiary.

“Change in Control” means, unless otherwise defined in any Award Agreement,

(a) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, provided that the acquisition of additional securities by any person or group that owns 50% or more of the voting power prior to such acquisition of additional securities will not be a Change in Control; or

(b) during any 12-month period, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (i) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board) and such merger or consolidation is consummated; or

(d) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets and such sale or disposition is consummated; or

(e) for the avoidance of doubt, and anything in this Plan or any Award Agreement to the contrary notwithstanding, if a Grant made hereunder is subject to Section 409A, only to the extent such event constitutes a “change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v) and guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall consist solely of two or more outside directors.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

“Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee; provided that in any instance where a grant to a participant is treated as “deferred compensation” within the meaning of Section 409A, “Disability” will be interpreted consistently with the meaning of “disabled” under Section 409A(a)(2)(C) and guidance issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange or market on which the Common Stock is then listed for trading (including, for this purpose, the New York Stock Exchange or the Nasdaq National Market) (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value will be the fair value of the Common Stock determined in good faith by the Board using any reasonable method; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes. Anything in this Plan or any Award Agreement to the contrary notwithstanding, if a Grant to a participant is treated as “deferred compensation” within the meaning of Section 409A, any such determination of Fair Market Value shall be made consistent with and subject to the applicable requirements of Section 409A.

“Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and/or any successor thereto.

“Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and/or any successor thereto.

2

“Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

“Other Securities” mean securities of the Company other than Common Stock, which may include, without limitation, debentures, unbundled stock units or components thereof, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

“Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment with the Company and its Subsidiaries on retirement with the approval of the Committee; provided that in any instance where a grant to a participant is treated as “deferred compensation” within the meaning of Section 409A, “Retirement” will be interpreted consistently with the meaning of “separation from service” under Section 409A(a)(2)(A)(i) and guidance issued thereunder.

“Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. Administration. This Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer this Plan, in which case the term “Committee” will be deemed to mean the Board for all purposes herein. Subject to the provisions of this Plan, the Committee is authorized to (a) select persons to participate in this Plan, (b) determine the form and substance of Grants made under this Plan to each participant, and the conditions and restrictions, if any, subject to which such Grants will be made, (c) certify that the conditions and restrictions applicable to any Grant have been met, (d) modify the terms of Grants made under this Plan in accordance with the provisions of Sections 16 and 17, (e) interpret this Plan and Grants made thereunder, (f) make any adjustments necessary or desirable in connection with Grants made under this Plan to eligible participants located outside the United States, and (g) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out this Plan as it may deem appropriate. Decisions of the Committee on all matters relating to this Plan shall be in the Committee’s sole discretion and will be conclusive and binding on all parties. The validity, construction and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. No member of the Committee and no officer of the Company will be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under this Plan, except for such person’s own willful misconduct or as expressly provided by statute. The expenses of this Plan shall be borne by the Company. The Company will not be required to establish any special or separate fund or make any other segregation of assets to assume the obligations pursuant to any Grant made under this Plan, and rights to any payment in connection with such Grants will be no greater than the rights of the Company’s general creditors.

4. Shares Available for this Plan.

(a) Subject to adjustments as provided in Section 15, an aggregate of 1,500,000 shares of Common Stock (the “Shares”) may be issued pursuant to this Plan. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. Notwithstanding anything contained in this Plan to the contrary, if any Grant under this Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any Shares in payment of the exercise price of the Grant or taxes payable with respect to the Grant or the vesting or exercise thereof, then such unpurchased, forfeited, tendered or withheld Shares may not thereafter be available for further Grants under this Plan. The number of shares that may be used for restricted stock or restricted unit grants under this Plan may not exceed 50% of the total authorized number of Shares pursuant to this Plan. A restricted stock and stock option grant to an eligible individual under this Plan for a year cannot exceed 100,000 shares.

(b) Without limiting the generality of the foregoing provisions of this Section 4 or the generality of the provisions of Sections 3, 6 or 17 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the Grants) for new Grants containing terms (including exercise prices) more (or less) favorable than the outstanding Grants.

3

5. Participation.

(a) Participation in this Plan is limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in this Plan or in any Grant thereunder will confer any right on a participant to continue in the employ as a director or officer of, or in any other capacity or in the performance of services for, the Company or will interfere in any way with the right of the Company to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any Grant under this Plan, each participant and each person claiming under or through him or her will be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Plan by the Company, the Board or the Committee.

(b) Incentive Stock Options or Non-qualified Stock Options, SARs alone or in tandem with options, restricted stock awards, performance awards or any combination thereof may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom Grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated. A Grant of any type made hereunder in any one year to an eligible participant will neither guarantee nor preclude a further Grant of that or any other type to such participant in that year or subsequent years.

6. Incentive and Non-qualified Options and SARs.

(a) General. The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year and subject to the limitations prescribed in Section 4(a), the Committee may not grant to any one participant options or SARs to purchase or receive the economic equivalent of a number of shares of Common Stock in excess of 10% of the total number of Shares authorized under this Plan, provided that the Committee will be permitted to grant to Dr. Michael J. Hartnett up to 60% of the total number of Shares authorized under this Plan at any time. The options granted will take such form as the Committee shall determine, subject to the terms and conditions of this Section 6.

(b) Incentive Stock Options. It is the Company’s intent that (i) Non-qualified Stock Options granted under this Plan not be classified as Incentive Stock Options, (ii) Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code or any successor thereto, (iii) neither any Non-qualified Stock Option nor any Incentive Stock Option be treated as a payment of deferred compensation for the purposes of Section 409A and any successor thereto, and (iv) any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby will be regarded as a Non-qualified Stock Option, provided that such stock option otherwise meets this Plan’s requirements for Non-qualified Stock Options.

(c) Price. The price per Share deliverable upon the exercise of each option (i.e., the exercise price) may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of Grant of the option, and in the case of the Grant of any Incentive Stock Option to an employee who, at the time of the Grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of Grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(d) Payment.

(i) Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (A) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (B) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options being exercised, (C) by simultaneous sale, through a broker reasonably acceptable to the Committee, of Shares acquired on exercise as permitted under Regulation T of the Federal Reserve Board, (D) by authorizing the Company to withhold from issuance a number of Shares issuable upon exercise of the options that, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options so exercised or (E) by any combination of the foregoing. For the avoidance of doubt, an option shall not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the option.

4

(ii) In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (B) of Section 6(d)(i), (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, (B) such grantee must present evidence acceptable to the Company that he or she has owned any such shares of Common Stock tendered in payment of the exercise price (and that such tendered shares of Common Stock have not been subject to any substantial risk of forfeiture) for at least six months prior to the date of exercise, and (C) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (x) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (y) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

(iii) In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (D) of Section 6(d)(i), only a whole number of Shares (and not fractional Shares) may be withheld in payment. When payment of the exercise price is made by withholding of Shares, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the Shares withheld in payment (plus any applicable taxes) shall be paid in cash. No grantee may authorize the withholding of Shares having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes). Any withheld Shares will no longer be issuable under such option.

(e) Terms of Options; Vesting. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option may be exercisable in whole or in part more than seven years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the Grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option will, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee will have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(f) Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the Grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(g) Termination; Forfeiture.

(i) Death or Disability. Unless otherwise provided in any Award Agreement, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, (A) all of the participant’s options and SARs that were exercisable on the date of death or Disability will remain exercisable for, and will otherwise terminate at the end of, a period of one year after the date of death or Disability, but in no event after the expiration date of the options and SARs, and (B) all of the participant’s options and SARs that were not exercisable on the date of death or Disability will be forfeited immediately upon such death or Disability; provided, however, that the Committee may determine to additionally vest such options and SARs, in whole or in part, in its discretion. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within one year after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under this Plan if required to be so treated under the Code.

(ii) Retirement. Unless otherwise provided in any Award Agreement, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement will be forfeited immediately upon such Retirement, provided that such options and SARs may become fully vested and exercisable (subject to the 90-day limitation period described in clause (A) above) in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under this Plan if required to be so treated under the Code.

5

(iii) Discharge for Cause. Unless determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination. Unless determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation will be forfeited immediately upon such cessation.

7. Stock Appreciation Rights.

(a) Provided that the Company’s stock is traded on an established securities market, the Committee will have the authority to grant SARs under this Plan, subject to such terms and conditions specified in this Section 7 and any additional terms and conditions as the Committee may specify.

(b) No SAR may be issued unless (i) the exercise price of the SAR may never be less than the Fair Market Value of the underlying Shares on the date of grant and (ii) the SAR does not include any feature for the deferral of compensation income other than the deferral of recognition of income until the exercise of the SAR.

(c) No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR. Prior to the exercise of the SAR and delivery of the Shares represented thereby, the participant will have no rights as a stockholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

(d) Upon the exercise of an SAR, the participant will be entitled to a distribution in an amount equal to the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR, multiplied by the number of Shares as to which the SAR is exercised. Such distribution will be made in Shares having a Fair Market Value equal to such amount.

(e) All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR or any related option, as applicable.

(f) The provisions of Sections 6(e) will apply to all SARs except to the extent that the Award Agreement pursuant to which such Grant is made expressly provides otherwise.

(g) It is the Company’s intent that no SAR will be treated as a payment of deferred compensation for purposes of Section 409A and that any ambiguities in construction be interpreted in order to effectuate such intent.

8. Restricted Stock.

(a) The Committee may at any time and from time to time grant Shares of restricted stock under this Plan to such participants and in such amounts as it determines. Each Grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions, and the time or times at which such restrictions will lapse with respect to all or a specified number of Shares that are part of the Grant.

6

(b) The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within 15 days of the date of Grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under this Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant will have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock will be subject to the same restrictions as then in effect for the restricted stock.

(c) Unless otherwise provided in any Award Agreement, at such time as a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death, Disability or Retirement during any period of restriction, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed will be immediately forfeited to the Company. At such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed will be immediately forfeited to the Company. The provisions of Sections 6(e) and 6(g) will apply to Restricted Stock except to the extent that the Award Agreement in relation thereto expressly provides otherwise.

(d) It is the Company’s intent that Restricted Stock will not be treated as a payment of deferred compensation for purposes of Section 409A and that any ambiguities in construction be interpreted in order to effectuate such intent.

9. Performance Awards.

(a) Performance awards may be granted to participants at any time and from time to time as determined by the Committee. The Committee will have complete discretion in determining the size and composition of performance awards granted to a participant. The period over which performance is to be measured (a “performance cycle”) will commence on the date specified by the Committee and will end on the last day of a fiscal year specified by the Committee. The Committee intends that performance awards shall be structured to comply with the short-term deferral exception or another exemption to Section 409A, and all applicable vesting and payment terms shall be specified in individual Award Agreements. Performance awards may include (i) specific dollar-value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock. In any one calendar year, the Committee may not grant to any one participant performance awards in excess of 10% of the total number of Shares authorized under this Plan, provided that the Committee will be permitted to grant to Dr. Michael J. Hartnett up to 60% of the total number of Shares authorized under this Plan at any time.

(b) The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee. It is the Company’s intent that no performance award will be treated as the payment of deferred compensation for purposes of Section 409A and that any ambiguities in construction be interpreted in order to effectuate such intent.

(c) The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the participant, the Company, one or more of its Subsidiaries or divisions, or any combination of the foregoing. During any performance cycle, the Committee will have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable.

(d) The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, Other Securities, or any combination thereof, as the Committee may determine.

(e) A participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle, provided that, except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the Committee may provide in a Grant that the participant may earn a proportionate portion of the performance award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle.

7

10. Withholding Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or SAR or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of an option or SAR or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election will be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(d) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options. For the avoidance of doubt, a participant may also elect to pay withholding taxes in cash.

(b) Company Requirement. The Company may require, as a condition to any Grant or exercise under this Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any Grant or delivery of Shares. The Company, to the extent permitted or required by law, will have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required or permitted by law to be withheld with respect to any grant or delivery of Shares under this Plan.

11. Written Agreement. Each employee to whom a Grant is made under this Plan shall enter into an Award Agreement with the Company containing such provisions consistent with the provisions of this Plan as may be approved by the Committee. If there is a Change in Control, the Committee may, in its discretion, provide a provision in any participant’s Award Agreement for the vesting of such participant’s Grant under this Plan if the participant ceases to be a director, officer, employee or individual performing services for the Company because his or her relationship with the Company is terminated without Cause following a Change in Control, with such vesting to occur on the date of termination.

12. Transferability. Unless the Committee determines otherwise, no option, SAR, performance award or restricted stock granted under this Plan will be transferable by a participant other than by will or the laws of descent and distribution, provided that, in the case of Shares of restricted stock granted under this Plan, such Shares of restricted stock will be freely transferable following the time at which such restrictions have lapsed with respect to such Shares. Unless the Committee determines otherwise, an option, SAR or performance award may be exercised only by the optionee or grantee thereof or by (a) his or her executor or administrator, the executor or administrator of the estate of any of the foregoing, or any person to whom the option, SAR or performance award is transferred by will or the laws of descent and distribution, (b) his or her guardian or legal representative, or (c) the guardian or legal representative of any of the foregoing, provided that Incentive Stock Options may be exercised by any guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan and any Award Agreement will in any event continue to apply to any option, SAR, performance award or restricted stock granted under this Plan and transferred as permitted by this Section 12, and any transferee of any such option, SAR, performance award or restricted stock will be bound by all provisions of this Plan and such Award Agreement as and to the same extent as the applicable original grantee.

13. Listing, Registration and Qualification. If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, SAR, performance award or restricted stock Grant is necessary or desirable as a condition of, or in connection with, the granting of the same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

14. Transfer of Employee. The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another will not be considered a termination of employment; nor will it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence that is considered by the Committee as continuing intact the employment relationship.

8

15. Adjustments.

(a) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, spin-off or other extraordinary distribution, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under this Plan (including, without limitation, the total number of Shares available for issuance under this Plan pursuant to Section 4), in the number and kind of options, SARs, Shares or other property covered by Grants previously made under this Plan, and in the exercise price of outstanding options and SARs. Any such adjustment will be final, conclusive and binding for all purposes of this Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding options, SARs, performance awards, and restricted stock that were granted hereunder and that are outstanding on the date of such event will, on such terms as may be approved by the Committee prior to such event, be (i) assumed by the surviving or continuing corporation, or (ii) canceled in exchange for cash, securities of the acquiror or other property, provided that, in the case of clause (ii), (A) such merger, consolidation, other reorganization or Change in Control constitutes a “change in ownership or control” of the Company or a “change in the ownership of a substantial portion” of the Company’s assets within the meaning of Section 409A(a)(2)(A)(v) and the guidance issued thereunder or (B) the payment of cash, securities or other property is not treated as a payment of “deferred compensation” under Section 409A.

(b) Without limitation of the foregoing, in connection with any transaction described in the last sentence of Section 15(a), the Committee may, in its discretion, (i) cancel any or all outstanding options under this Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash, securities of the acquiror or other property in the Committee’s discretion.

(c) Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section 15 to Grants that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A, (ii) any adjustments made pursuant to this Section 15 to Grants that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that, after such adjustment, the Grants either (A) continue not to be subject to Section 409A, or (B) comply with the requirements of Section 409A, and (iii) in any event, the Company and the Committee will not have any authority to make any adjustments pursuant to this Section 15 to the extent the existence of such authority would cause a Grant that is not intended to be subject to Section 409A at the Grant Date to be subject thereto as of the Grant Date.

16. Amendment and Termination of this Plan. Except as otherwise provided in an Award Agreement, the Board of Directors, without approval of the stockholders, may amend or terminate this Plan, except that no amendment will become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations, including if required (a) under the provisions of Section 409A or any successor thereto, (b) under the provisions of Section 422 of the Code or any successor thereto, or (c) by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

17. Amendment or Substitution of Grants under this Plan. The terms of any outstanding Grant under this Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including acceleration of the date of exercise of any Grant and/or payments thereunder or of the date of lapse of restrictions on Shares (but, in the case of a Grant that is or would be treated as “deferred compensation” for purposes of Section 409A, only to the extent permitted by guidance issued under Section 409A), provided that, except as otherwise provided in Section 16 or in an Award Agreement, no such amendment may adversely affect in a material manner any right of a participant under the Grant without his or her written consent, and further provided that the Committee may not reduce the exercise price of any options or SARs awarded under this Plan. The Committee may, in its discretion, permit holders of Grants under this Plan to surrender outstanding Grants in order to exercise or realize rights under other Grants, or in exchange for new Grants, or require holders of Grants to surrender outstanding Grants as a condition precedent to the receipt of new Grants under this Plan, but only if such surrender, exercise, realization, exchange or Grant is (a) not treated as a payment of, and does not cause a Grant to be treated as, deferred compensation for purposes of Section 409A or (b) permitted under guidance issued pursuant to Section 409A. Notwithstanding anything contained in this Section 17 to the contrary, no surrender, exercise, realization, exchange or Grant in substitution for, assumption of, or as an alternative to or replacement of, an existing Grant pursuant to this Section 17 may be effected or implemented by the Company, including a cash buy-back of an out-of-the-money stock option, in order to (i) reduce or change the exercise price of any outstanding options or SARs awarded under this Plan or (ii) otherwise implement a re-pricing of any outstanding options or SARs awarded under this Plan, including by means of buy-back, cancellation and re-grant.

9

18. Commencement Date; Termination Date. The date of commencement of this Plan will be September 8, 2021, subject to approval by the stockholders of the Company. Unless previously terminated upon the adoption of a resolution of the Board terminating this Plan, this Plan will terminate at the close of business on September 8, 2031. Subject to the provisions of an Award Agreement, which may be more restrictive, no termination of this Plan may materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any Grant of options or other incentives theretofore granted under this Plan.

19. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

20. Governing Law. This Plan will be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

21. Compliance Amendments. Except as otherwise provided in an Award Agreement, notwithstanding any of the foregoing provisions of this Plan, and in addition to the powers of amendment set forth in Sections 16 and 17, the provisions hereof and the provisions of any award made hereunder may be amended unilaterally by the Company from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (a) requiring the inclusion of any compensation deferred pursuant to the provisions of this Plan (or an award thereunder) in a participant’s gross income pursuant to Section 409A, and the regulations issued thereunder from time to time and/or (b) inadvertently causing any award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

22. Code Section 409A Generally. It is intended that the payments and benefits provided under this Plan and any Grant will either be exempt from the application of, or comply with, the requirements of Section 409A. This Plan and all Award Agreements will be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed. Subject to the applicable requirements of Section 10 and the Company acting in its role as withholding agent, neither the Company, its Subsidiaries nor their respective directors, officers, employees or advisers will be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of this Plan or any Award. Any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A will not be treated as deferred compensation. Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a participant’s separation from service shall instead be paid on the first payroll date after the six-month anniversary of the participant’s separation from service (or the participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any additional tax or penalty on any participant under Section 409A and neither the Company nor the Committee will have any liability to any participant for such tax or penalty.

10

RBC BEARINGS INCORPORATED ATTN: JOHN FEENEY ONE TRIBOLOGY CENTER OXFORD, CT 06478

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instruction above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ______ ___

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RBC BEARINGS INCORPORATED
The Board of Directors recommends a vote FOR the election to the Board of Directors of the nominees:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Class III Directors to serve a term of three years	☐	☐	☐	__________________________________________
Nominees: 01) Richard R. Crowell 02) Dr. Steven H. Kaplan 03) Alan B. Levine

NOTE: Nominees 01, 02 and 03 for Election to Class II for a Three-year Term Expiring at our 2024 Annual Meeting

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2021.	For ☐	Against ☐	Abstain ☐

3. To approve the Company’s 2021 Long-Term Incentive Plan.	For ☐	Against ☐	Abstain ☐

4. To consider a resolution regarding the stockholder advisory vote on named executive officer compensation.	For ☐	Against ☐	Abstain ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. This Proxy will be voted in the manner directed herein by the undersigned.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon, When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owner]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ____ ______ ___

RBC BEARINGS INCORPORATED

PROXY FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of RBC Bearings Incorporated, a Delaware corporation (the “Company”), hereby revoking any proxy heretofore given, do/does hereby appoint Dr. Michael J. Hartnett, Daniel A. Bergeron and John J. Feeney, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the 2021 Annual Meeting of Stockholders of the Company to be held on September 8, 2021 at 9:00 a.m., local time, at One Tribology Center, 102 Willenbrock Road, Building B, Oxford, CT 06478 and any and all adjournments and postponements thereof, with all powers the undersigned would possess if personally present, on the proposals, each as described more fully in the accompanying proxy statement, and any other matters coming before said meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

Continued and to be signed on reverse side